SCHEDULE 14A INFORMATION

(Rule 14a-101) PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGEACT OF 1934

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☐Soliciting Material under §240.14a-12

Nuvectra Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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5830 Granite Parkway, Suite 1100

Plano, Texas 75024

NOTICE OF 2017 ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

Dear stockholder:

The annual meeting of stockholders of Nuvectra Corporation (“Nuvectra,” the “Company,” “we,” “us” and “our”) will be held via a virtual meeting on Tuesday, May 23, 2017, at 10:00 a.m. Central Time (the “Annual Meeting”).  You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.meetingcenter.io/235646045. If you plan to attend the Annual Meeting, please follow the voting and registration instructions as outlined in this proxy statement.

The Annual Meeting will be held for the following purposes:

1.	To elect three Class I directors for a three-year term to expire at the 2020 annual meeting of stockholders.

2.	To consider and vote upon the approval of the Company’s 2016 Equity Incentive Plan.

3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

4.	To transact any other business that may properly come before our annual meeting or any adjournment or postponement thereof.

Information concerning the matters to be voted upon at the Annual Meeting is set forth in the enclosed proxy statement. This proxy statement is furnished to holders of our common stock as of the record date as part of the solicitation of proxies by our Board of Directors (the “Board”) in connection with the proposals to be presented at the Annual Meeting. Our Board has set March 30, 3017, as the record date for the Annual Meeting (the “Record Date”). Only holders of our common stock as of the close of business on March 30, 2017, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 10,342,317 shares of our common stock outstanding.

All stockholders are cordially invited to attend the annual meeting. Whether or not you expect to attend the annual meeting, please vote by mail, Internet or telephone as described in the enclosed proxy materials. If you plan to attend the annual meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

By Order of the Board of Directors,

/s/ MELISSA G. BEARE
Melissa G. Beare
Vice President, General Counsel and Corporate Secretary

Plano, Texas

April 5, 2017

Your vote is important. Please vote your shares whether or not you plan to attend the meeting.

TABLE OF CONTENTS

Page

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	3
PROPOSAL 1: ELECTION OF DIRECTORS	8
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS	8
MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE	9
PROPOSAL 2: APPROVAL OF THE EQUITY PLAN	19
PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	25
EXECUTIVE COMPENSATION AND OTHER INFORMATION	28
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	37
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	40
STOCKHOLDER PROPOSALS	40
ANNUAL REPORT	40
OTHER MATTERS	40

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, MAY 23, 2017

The board of directors of Nuvectra Corporation is soliciting the enclosed proxy for use at the Annual Meeting of stockholders to be held on Tuesday, May 23, 2017, at 10:00 a.m., Central Time, via a virtual meeting.  You may attend the Annual Meeting, vote and submit a question during the Annual Meeting by visiting www.meetingcenter.io/235646045. If you plan to attend the Annual Meeting, please follow the voting and registration instructions as outlined in this proxy statement.

This proxy statement is furnished to holders of our common stock as of the record date as part of the solicitation of proxies by our Board in connection with the proposals to be presented at the Annual Meeting. Our Board has set March 30, 3017, as the Record Date. Only holders of our common stock as of the close of business on March 30, 2017, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 10,342,317 shares of our common stock outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2017: This proxy statement and our annual report are available electronically at www.edocumentview.com/NVTR.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

What am I voting on?

There are three proposals scheduled for a vote:

Proposal 1: To elect three Class I directors for a three-year term to expire at the 2020 annual meeting of stockholders:

●	Mr. David D. Johnson

●	Dr. Fred B. Parks, PhD ; and

●	Mr. Jon T. Tremmel.

Proposal 2: Approval of the Company’s 2016 Equity Incentive Plan (the “Equity Plan”).

Proposal 3: Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

How many votes do I have?

Each share of our common stock that you own as of March 30, 2017, entitles you to one vote.

How do I vote by proxy?

With respect to the election of directors, you may either vote “For” the nominee to the board of directors or you may “Withhold” your vote for such nominee. With respect to each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

Stockholders of Record: Shares Registered in Your Name

If your shares are held in your name you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, there are several ways for you to vote your shares.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted:

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By Mail. If you are a stockholder of record, and you will receive your proxy materials by mail, you may vote using your proxy card by completing, signing, dating and returning the proxy card in the self-addressed, postage-paid envelope provided. You should mail the proxy card or voting instruction form in plenty of time to allow delivery prior to the meeting. Do not mail the proxy card or voting instruction form if you are voting over the Internet or by telephone.  If you properly complete your proxy card and send it in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your shares will be, as permitted, voted as recommended by our board of directors. If any other matter is presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote in accordance with his or her best judgment. As of the date of this proxy statement, we know of no matters to be acted on at the meeting, other than those discussed in this proxy statement.

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Voting by Telephone or Internet. Please call the toll-free telephone number on the proxy card (1-800-652-VOTE (8683)) and follow the recorded instructions; or access our secure website registration page through the Internet (at www.investorvote.com/NVTR), as identified on the proxy card and follow the instructions, using the unique control number printed on your proxy card.

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In Person at the Virtual Annual Meeting. You may attend the virtual Annual Meeting and vote in person even if you have already voted by proxy. If you are a stockholder of record, you do not need to register. You may attend the Annual Meeting and vote your shares at www.meetingcenter.io/235646045 during the meeting. You will need the unique control number printed on your proxy card. The password for the meeting is NVTR2017. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Beneficial Owners: Shares Registered in the Name of a Broker or Bank

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote in person at the virtual Annual Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Annual Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After first obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Computershare. Requests for registration should be directed to:

Computershare

NUVECTRA Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 16, 2017.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the Annual Meeting and vote your shares at www.meetingcenter.io/235646045 during the meeting. The password for the meeting is NVTR2017. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

May I revoke my proxy?

Stockholders of record may revoke their proxy at any time before it is exercised. You may revoke your proxy and change your vote at any time before votes are cast in any one of the three following ways:

●	you may send in another signed proxy with a later date;

●	you may authorize a proxy again on a later date on the Internet (only the latest Internet proxy submitted prior to the Annual Meeting will be counted); or

●

you may notify our corporate secretary, Melissa G. Beare, in writing before the Annual Meeting that you have revoked your proxy, after which you are entitled to submit a new proxy or vote in person at the meeting.

If you are a beneficial owner, your broker, bank or other agent can provide you with instructions on how to revoke your proxy and/or change your vote.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of holders representing a majority of our outstanding common stock as of March 30, 2017, or approximately 5,171,159 shares, constitutes a quorum at the meeting, permitting us to conduct our business.

What vote is required to approve each proposal?

Proposal 1: Election of Directors. The three nominees who receive the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

Proposal 2: Approval of the Equity Plan. The approval of the Equity Plan requires “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting.

Proposal 3: Ratification of Independent Registered Public Accounting Firm. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, must receive “For” votes from the holders of a majority of the shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting in order to pass.

Voting results will be tabulated and certified by Computershare Trust Company, N.A., who also will be responsible for mailing our proxy materials.

What is the effect of abstentions and broker non-votes?

Shares of common stock held by persons attending the annual meeting but not voting, and shares represented by proxies that reflect abstentions as to a particular proposal, will be counted as present for purposes of determining the presence of a quorum. Abstentions are treated as shares present in person or by proxy and entitled to vote, so abstaining has the same effect as a negative vote for purposes of determining whether our stockholders have approved the Equity Plan and whether our stockholders have ratified the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, because the election of directors is determined by a plurality of votes cast, abstentions will not be counted in determining the outcome of that proposal.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares for certain non-routine matters. With regard to the election of directors and of the Equity Plan, broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote. However, ratification of the appointment of Deloitte & Touche LLP is considered a routine matter on which a broker or other nominee has discretionary authority to vote. As a result, broker non-votes will be counted for purposes of this proposal.

Who is paying the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors, officers and other employees may solicit proxies in person or by telephone, fax or email. We will not pay our directors, officers or other employees any additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. Our costs for forwarding proxy materials will not be significant. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a base fee of $10,000 plus reimbursement of out-of-pocket expenses. The Company may also engage other third-party firms to assist in the distribution of proxies.

How do I obtain an Annual Report on Form 10-K?

If you would like a copy of our annual report on Form 10-K for the fiscal year ended December 30, 2016, that we filed with the SEC on March 9, 2017, we will send you one without charge. Please write to:

Nuvectra Corporation

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

Attn: Corporate Secretary

All of our SEC filings are also available free of charge and can be found under the Investors section of our website at www.nuvectramed.com.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Explanatory Note

Nuvectra was incorporated in Delaware on March 14, 2016, in connection with the spin-off of the neurostimulation business from Integer Holdings Corporation (f/k/a Greatbatch, Inc.) and which we refer to as the “Spin-Off.” On March 14, 2016, Nuvectra common stock was distributed, on a pro rata basis, to Integer’s stockholders of record as of close of business on March 7, 2016, and each holder of Integer common stock received one share of Nuvectra common stock for every three shares of Integer common stock held by such holder as of close of business on March 7, 2016. Prior to the Spin-Off, Nuvectra did not conduct commercial business operations, but was instead formed to be a separate, independent, publicly traded company to begin conducting commercial business operations after Integer spun off QIG Group, LLC into Nuvectra. Accordingly, the Annual Meeting will be Nuvectra’s first annual meeting of stockholders. For more information on the Spin-Off, see “Relationship with Integer” below.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earliest of: (i) December 31, 2021 (the fiscal year-end following the fifth anniversary of the completion of the Spin-Off); (ii) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of the second fiscal quarter of that year; (iii) the end of the fiscal year in which our annual revenues exceed $1.0 billion; and (iv) the date on which we issue more than $1.0 billion in nonconvertible debt in any three-year period. We expect that we will remain an emerging growth company for the foreseeable future, but cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before December 31, 2021.  For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies. Examples of these exemptions include:

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced related disclosure;

●	not being required to comply with the requirement of auditor attestation of our internal controls over financial reporting;

●

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	reduced disclosure obligations regarding executive compensation; and

●	not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

For as long as we continue to be an emerging growth company, we expect that we will take advantage of the reduced disclosure obligations available to us as a result of that classification. We have taken advantage of certain of reduced reporting burdens in this proxy statement. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the “Securities Act,” for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we chose to “opt out” of this provision and, as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our bylaws currently specify that the number of directors shall be determined from time to time by resolution of our Board of Directors.  Our amended and restated certificate of incorporation and our amended and restated bylaws provide for the classification of our Board of Directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provide that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. At the Annual Meeting, three nominees for director are to be elected as Class I directors for a three-year term expiring at our 2020 annual meeting of stockholders and until such individual’s successor is elected and qualified. The nominees, who were recommended for nomination by the Governance and Nomination Committee (the “Nomination Committee”) of our Board of Directors, are David D. Johnson, Dr. Fred B. Parks, PhD and Jon T. Tremmel.  The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.

If no contrary indication is made, proxies in the accompanying form are to be voted for Mr. Johnson, Mr. Tremmel and Dr. Parks, or in the event that any of Mr. Johnson, Mr. Tremmel or Dr. Parks is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board of Directors to fill the vacancy. Mr. Johnson, Mr. Tremmel and Dr. Parks are currently members of our Board of Directors.

All of our directors bring to our Board of Directors significant leadership experience derived from their professional experience and service as executives or board members of other companies. The process undertaken by the Nomination Committee in recommending qualified director candidates is described below under “Director Nominations Process.” Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described in the following paragraphs.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a Three-Year Term Expiring at the

2020 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with Nuvectra Holdings Corporation
David D. Johnson	61	Director
Dr. Fred B. Parks, PhD	69	Director
Jon T. Tremmel	70	Director

David D. Johnson is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. From May 2005 until his retirement on February 1, 2016, Mr. Johnson served as the Executive Vice President, Treasurer and Chief Financial Officer of Molex, LLC (previously Molex Incorporated), which is a manufacturer of electronic connectors and components. Mr. Johnson currently serves as a director, chairman of the audit committee, and member of the compensation committee of MTS Systems Corporation, which is a global supplier of test systems and industrial sensors. Mr. Johnson earned a B.A. in economics from Stanford University and is a Certified Public Accountant (inactive status). We believe Mr. Johnson is well qualified to serve on Nuvectra’s Board of Directors given his financial expertise obtained through his service as a chief financial officer for public companies, particularly with respect to accounting, investor relations and securities law issues, and his experience gained from serving on other boards of directors and audit committees.

Dr. Fred B. Parks, PhD, is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Dr. Parks has been the President and Chief Executive Officer of Analogic Corporation, a medical imaging and aviatiuon security company, since October 2016. Dr. Parks was the Chief Executive Officer of Enovate Medical from July 2015 until October 2016. Prior to joining Enovate Medical, Dr. Parks served as Chief Executive Officer of NDS Surgical Imaging, LLC from August 2011 to 2013 and Chairman and Chief Executive Officer of Urologix, Inc. from May 2003 to February 2008. Prior to joining Urologix, Dr. Parks served as President and Chief Executive Officer of Marconi Medical Systems, which is currently part of Philips Medical Systems. Dr. Parks previously served as a director of Analogic Corporation and Enovate Medical. Previously, Dr. Parks has served as a director of NDS Surgical Imaging, Urologix, EG&G, Inc. (now PerkinElmer), St. Jude Medical and Steady State Imaging. Mr. Parks received a B.S. in mechanical engineering from University of Missouri-Rolla, a M.S. in mechanical engineering from the University of Arizona and a Ph.D in mechanical engineering from the University of Missouri-Columbia. We believe Dr. Parks is well qualified to serve on Nuvectra’s Board of Directors given his substantial experience as a senior executive and as a board member for a number of medical device companies.

Jon T. Tremmel is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Until his retirement in 2007, Mr. Tremmel held several senior leadership positions with Medtronic plc, or Medtronic, including President of the Neurological Division from March 2003 to April 2007, President of the Physio-Control Division from May 2001 to March 2003 and President of the Tachyarrhythmia Management Division and President of the Interventional Vascular Division from 1992 to 2001. From 1978 until 1992, he served in various positions of increasing responsibility at Medtronic. Mr. Tremmel currently serves as a director EnteroMedics Inc., which is a publicly-traded medical device company, and Flowonix Medical, Inc., which is a privately-held medical device company. He previously served as a director of Nevro Corp., Cyberonics Inc. and ACell, Inc. Mr. Tremmel earned a B.S. in business and engineering from University of Minnesota, a master’s degree in engineering from Boston University and an M.B.A. from University of Minnesota. We believe that Mr. Tremmel is well qualified to serve on Nuvectra’s Board of Directors due to his leadership experience in the medical device industry and his experience from serving on the board of directors of several medical device and medtech companies.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the

2018 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with Nuvectra Holdings Corporation
Kenneth G. Hawari	58	Director
Anthony P. Bihl III	60	Director
Thomas E. Zelibor	62	Director

Kenneth G. Hawari is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Since 2007, Mr. Hawari has worked as an attorney and business consultant in private practice. From February 2002 until December 2006, Mr. Hawari was Executive Vice President – Corporate Development and General Counsel for Advanced Neuromodulation Systems, Inc., a division of St. Jude Medical (“ANS”). Prior to joining ANS, Mr. Hawari was an attorney at Hughes & Luce LLP (which subsequently became part of K&L Gates LLP) from 1984 until 2002. Mr. Hawari currently serves as a member of the board of managers of Taos Mountain Energy Foods, LLC, a privately-held limited liability company that formulates, produces, markets and sells food products. Mr. Hawari earned both a B.A. and a J.D. from the University of Texas at Austin. We believe that Mr. Hawari is well qualified to serve on Nuvectra’s Board of Directors due to his experience as a former corporate executive in the medical device industry and his understanding of the legal issues that impact the medical device industry generally given his experience as a general counsel and in private practice.

Anthony P. Bihl III is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Mr. Bihl was formerly a member of Integer’s board of directors until March 2016 when he stepped down from immediately before the completion of the Spin-Off. Mr. Bihl has been Chief Executive Officer and a member of the board of managers of Bioventus, LLC, a company that develops, manufactures and sells products that promote active orthopedic healing, since December 2013. From June 2011 through June 2012, he was Group President American Medical Systems, or AMS, a subsidiary of Endo Pharmaceuticals, or Endo. Mr. Bihl was President, Chief Executive Officer and a director of AMS from April 2008 until Endo acquired AMS in June 2011. He served as Chief Executive Officer of the Diagnostics Division of Siemens Medical Solutions from January to November 2007, and as President of the Diagnostics Division of Bayer HealthCare from 2004 through 2006. Prior to that, Mr. Bihl served in a number of operations and finance roles at Bayer HealthCare and for over 20 years at E.I. DuPont. He is a director and chairman of the board of Spectral Medical, Inc., a Canadian company that develops products for the diagnosis and treatment of severe sepsis and septic shock, and also serves as chair of its human resources and compensation committee. Mr. Bihl is also a former director of SeraCare Life Sciences Inc. We believe that Mr. Bihl is well qualified to serve on Nuvectra’s Board of Directors due to his 30 years of experience in the medical device industry in operations, finance and general management roles.

Thomas E. Zelibor is currently a member of the Board of Nuvectra and was appointed to the Board in March 2016. Since May 2012, Mr. Zelibor has been the Chief Executive Officer and Chairman of the Board of Lightwave Logic, a publicly traded company focused on utilizing thin film polymers for electro-optic devices employed in the telecom and datacom markets. Mr. Zelibor will step down as the CEO of Lightwave Logic on May 1, 2017 but will continue to serve as its Chairman of the Board. Prior to being appointed as Chief Executive Officer, he served as a director for Lightwave Logic from July 2008 to April 2012. From April 2011 to April 2012, Mr. Zelibor was a private management consultant and from July 2008 to April 2011 was President and Chief Executive Officer of Flatirons Solutions Corp., a professional services and system engineering company. Mr. Zelibor also held the position of Dean, College of Operational and Strategic Leadership, at the Naval War College in Newport, Rhode Island, where he was responsible for senior leadership development, character development, and ethics for Professional Military Education. Prior to joining the private sector, Mr. Zelibor achieved the rank of Rear Admiral in the U.S. Navy and served in numerous senior positions, including Commander, Carrier Group Three, Navy CIO and Director of Global Operations, United States Strategic Command. Mr. Zelibor earned his bachelor’s degree from the United States Naval Academy and has been a participant in the Senior Leader in Residence Program and a visiting scholar for the Zell Center for Risk Research at the Kellogg School of Management, Northwestern University. We believe that Mr. Zelibor is well qualified to serve on Nuvectra’s Board of Directors due to his operational experience as the chief executive officer of a publicly-traded technology company and his senior leadership experience gained from running large, complex operations for the United States military.

Term Expiring at the

2019 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with Nuvectra Holdings Corporation
Dr. Joseph A. Miller, Jr.	75	Chairman of the Board
Scott F. Drees	59	Chief Executive Officer and Director

Dr. Joseph A. Miller, Jr. currently serves as the Chairman of the Board of Nuvectra and was appointed in March 2016. He was previously a member of Integer’s board of directors and stepped down from Integer’s board in March 2016 shortly before the completion of the Spin-Off. Dr. Miller also currently serves as a director of Lightwave Logic, Inc., or Lightwave Logic, and previously served as a director of Dow Corning Corporation. Dr. Miller retired in April 2012 as Executive Vice President and Chief Technology Officer for Corning Incorporated, a position in which he had served since 2001. Before joining Corning in 2001, he served as Senior Vice President of E.I. DuPont de Nemours from 1999 to 2001 and held various executive positions with that company prior to that time. Dr. Miller has significant research and development knowledge and experience gained through his positions at Corning and E.I. DuPont. We believe that Dr. Miller is well qualified to serve on Nuvectra’s Board of Directors due to his extensive knowledge and experience gained as a corporate executive and director of Integer and other public companies, which gives him valuable insight into a number of issues important to us.

Scott F. Drees currently serves as Chief Executive Officer and a director of Nuvectra. Prior to joining Nuvectra on a full time basis, Mr. Drees served as a consultant to Nuvectra and our subsidiaries Algostim and PelviStim since August 2009. In addition, from January 2008 to July 2015, Mr. Drees also served as President and Chief Executive Officer of Neuromodulation Ventures, LLC, which focused on incubating new neuromodulation companies. Previously in his thirty-four year career in the medical device industry, Mr. Drees served in various executive positions, including, founding division President and, later, Executive Vice President, Worldwide Sales and Marketing, at Advanced Neuromodulation Systems, Inc., or ANS, a neuromodulation company that was acquired by St. Jude Medical, Inc. in 2005, and also various other positions at St. Jude Medical, Boston Scientific Corporation and Johnson & Johnson’s Codman Neuro division. Mr. Drees currently serves as a director of Neuros Medical, Inc., a privately-held neuromodulation company. Mr. Drees earned a B.S. from St. Joseph’s University in Philadelphia. Mr. Drees has been selected to serve as a director on our Board of Directors due to his in-depth knowledge of our business, extensive experience in the neuromodulation industry and role as our Chief Executive Officer.

Board Independence

Our Board of Directors has determined that each of Dr. Miller, Mr. Bihl, Mr. Hawari, Mr. Johnson, Dr. Parks, Mr. Tremmel, and Mr. Zelibor are independent under applicable NASDAQ Stock Market LLC, or NASDAQ rules.

Board Leadership Structure

Our leadership is structured such that the chair of our Board of Directors and chief executive officer positions are separated. We separate the roles of chief executive officer and chair of the Board of Directors in recognition of the differences between the two roles.  The chief executive officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the chair of the Board of Directors sets the agenda for meetings of our Board of Directors and acts as an interface between our Board of Directors and senior leadership team. Mr. Miller, the chair of our Board of Directors, has extensive executive experience in the medical device industry generally, as well as the specific business segment in which we operate, and brings substantial experience and leadership that enhances the effectiveness of our Board of Directors as a whole.

Pursuant to our corporate governance guidelines, our Board of Directors may choose its chair in any manner that it deems to be in the best interests of our Company. Our corporate governance guidelines do not require that we separate the roles of chair and chief executive officer or that we designate a lead independent director. However, our Board of Directors believes this leadership structure is appropriate for our Company at this time. Based on our current circumstances, this structure, together with our other corporate governance practices, provides strong independent oversight of management, while ensuring clear strategic alignment throughout the Company.

The Board’s Role in Risk Oversight

Our Board of Directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our Board of Directors, as a whole, directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, reporting to our Board of Directors regularly and involving the Board as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks, the Compensation and Organization Committee (the “Compensation Committee”) oversees risks related to our compensation programs and practices and our Governance and Nomination Committee (the “Governance & Nomination Committee”) oversees risks related to corporate governance and certain compliance matters. Our Board of Directors as a whole directly oversees our strategic and business risk, including financial risk, through regular interactions with our management and, from time to time, input from independent advisors. We believe our leadership structure of our Board of Directors supports its role in risk oversight, with our executive officers responsible for assessing and managing risks facing our company on a day-to-day basis and the chairman of the Board and other independent members of our Board of Directors providing oversight of such risk management.

Board of Directors Meetings

Our Board of Directors holds at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to prepare for and attend all regularly scheduled and special meetings of the Board and all committees on which the director sits (including separate meetings of independent directors), unless unusual circumstances make attendance impractical. The Board of Directors may also take action from time to time by written or electronic consent.  Our Board of Directors and committees meet regularly outside the presence of management and the independent directors also hold regular executive sessions without management or any non-independent directors present. The Chairman of the Board, Dr. Miller, chairs executive sessions of the Board and our committee chairmen each chair the executive sessions of their respective committees.

Prior to Nuvectra’s Spin-Off on March 14, 2016, our Board of Directors did not hold any meetings but, instead, acted by written consent. From March 14, 2016 (the date of the Spin-Off), through December 30, 2016, our Board of Directors held six meetings; the Audit Committee held five meetings; the Compensation Committee held five meetings; and the Governance & Nomination Committee held one meeting. Each of the directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our Board of Directors and meetings of committees on which they served.

Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Compensation Committee and the Governance & Nomination Committee. Each of these committees has a written charter approved by our Board of Directors. A copy of each charter can be found under the Investors section of our website at www.nuvectramed.com. The current members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Governance & Nomination Committee
Dr. Joseph A. Miller	—	—	—
Scott F. Drees	—	—	—
Anthony P. Bihl III	X	X*	—
Kenneth G. Hawari	X	—	X*
David D. Johnson	X*	—	—
Dr. Fred B. Parks, PhD	—	X	—
Jon T. Tremmel	—	—	X
Thomas E. Zelibor	—	X	X

*	Indicates chair of the committee.

Audit Committee

The Audit Committee of our Board of Directors currently consists of Mr. Johnson, Mr. Hawari and Mr. Bihl.  Mr. Johnson serves as chair of the committee. All members of our Audit Committee meet the requirements for financial literacy under applicable SEC and NASDAQ rules. Our Board of Directors has determined that Mr. Johnson, qualifies as an “audit committee financial expert” under applicable SEC rules and has the financial sophistication required under applicable NASDAQ rules. Our Board of Directors also determined that all members of the Audit Committee are independent directors, under applicable SEC and NASDAQ rules, including Section 10A of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

●	appointing our independent registered public accounting firm;

●	reviewing the qualifications, independence and quality control procedures of our independent auditor and the experience and qualifications of the independent auditor’s senior personnel;

●	evaluating the performance of our independent registered public accounting firm;

●	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

●	establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters;

●	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

●

determining, based upon review of the annual audit and review of our annual financial statements, whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year subject to the audit;

●	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

●

discussing with our internal counsel or outside counsel any legal matters brought to the attention of the Audit Committee that could reasonably be expected to have a material impact of our financial statements;

●	preparing the report with respect to our audited financial statements that the SEC requires for inclusion in each of our annual proxy statements;

●	reviewing and approving any related party transactions on an ongoing basis;

●	reviewing and reassessing, at least annually, our Audit Committee charter and submitting any recommended changes to the Board of Directors for its consideration; and

●	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members including compliance of the audit committee with its charter.

Report of the Audit Committee Related of the Board of Directors

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Our management is responsible for the preparation, presentation and integrity of our financial statements; for the appropriateness of the accounting principles and reporting policies that we use; and for establishing and maintaining adequate internal control over financial reporting. Deloitte & Touche LLP, our independent registered public accounting firm for 2016, was responsible for performing an independent audit of our financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 30, 2016, that was filed with the SEC on March 9, 2017, (“the Form 10-K”). The Audit Committee also reviewed and discussed the audited financial statements in the Form 10-K with Deloitte & Touche LLP. In addition, the Audit Committee discussed with Deloitte & Touche LLP those matters required to be discussed by Auditing Standard No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. Additionally, Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Deloitte & Touche LLP its independence from the Company.

In reliance on the reviews and discussions described above, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Form 10-K and filed with the SEC. The Audit Committee and the Company’s Board of Directors have also recommended, subject to stockholder approval, the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2017.

The foregoing report has been furnished by the Audit Committee of our Board of Directors.

Respectfully submitted,

David D. Johnson, Chair

Kenneth G. Hawari

Anthony P. Bihl

Compensation Committee

The Compensation Committee of our Board of Directors currently consists of Mr. Bihl, Dr. Parks and Mr. Zelibor. Mr. Bihl serves as chair of the committee. Our Board of Directors has determined that all members of the Compensation Committee are independent directors, under applicable NASDAQ rules. The purpose of the Compensation Committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executives. Pursuant to the Compensation Committee’s charter, it may delegate any of its responsibilities, along with the authority to take action related to the delegated responsibilities, to a subcommittee consisting of at least one member of the Compensation Committee. However, any delegation by the Compensation Committee may only be to the extent that it is consistent with Section 162(m) of the Internal Revenue Code, as amended (the “Code”), and with applicable laws, regulations and NASDAQ listing rules. The committee’s responsibilities include, among other things:

●	reviewing, at least annually, the overall compensation strategy, philosophy and practices of the Company;

●

reviewing and approving the corporate goals and objectives relating to the compensation of our chief executive officer, evaluating the performance of the chief executive officer in light of these goals, and determining and approving the compensation of the chief executive officer based on such evaluation;

●	reviewing and approving, at least annually, all elements of compensation of all other officers and directors, and certain other employees;

●	managing, reviewing and approving all annual bonus, long-term incentive compensation, stock option, employee pension, health and welfare benefit plans;

●	determining our policy with respect to change of control and “parachute” payments;

●	reviewing and approving, at least annually, the risk assessment of our compensation policies and practices;

●	reviewing and reassessing, at least annually, our Compensation Committee charter and submitting any recommended changes to the board of directors for its consideration, and

●	evaluating the performance of the Compensation Committee and its members, including the compliance with its charter..

Governance & Nomination Committee

The Governance & Nomination Committee of our Board of Directors currently consists of Mr. Hawari, Mr. Tremmel and Mr. Zelibor. Mr. Hawari serves as chair of the committee. Our Board of Directors has determined that all members of the Governance & Nomination Committee are independent directors under applicable NASDAQ rules. The purpose of the Governance & Nomination Committee is to assist our Board of Directors in discharging its responsibilities regarding the identification of qualified candidates to become directors, the selection and recommendation to the Board of Directors of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), the selection and recommendation to the Board of Directors of candidates to fill any vacancies on our Board of Directors and any committees thereof, the development and recommendation to our Board of Directors of a set of corporate governance guidelines, oversight of evaluation of our Board of Directors and its committees and taking a leadership role in shaping our corporate governance polices. The committee’s responsibilities include, among other things:

●	Determination of the qualifications, qualities, skills and other expertise to be a director of the Company;

●	reporting and making recommendations to our board of directors concerning governance matters;

●	recommending the creation of additional committees of the board of directors or the elimination of certain committees;

●	evaluating the performance of the Governance & Nomination Committee and its members, including the compliance with its charter;

●	reviewing and reassessing, at least annually, our Governance & Nomination Committee charter and submitting any recommended changes to the Board of Directors for its consideration.

●	interact with and provide advice and counsel to the Company’s compliance officer regarding the Company’s sales and marketing related compliance program.

Director Nomination Process

Director Qualifications

Our goal is to assemble a group of directors that collectively provide an appropriate balance of experience, skills and characteristics that enable our Board of Directors to fulfill its responsibilities.  In evaluating director nominees, the Governance & Nomination Committee and Board of Directors consider, among others, the following factors:

●	fundamental qualities of intelligence, honesty, sound judgment, high ethics and standards of integrity, fairness and responsibility;

●

experience in corporate management, such as serving as an officer or former officer of a publicly held company and a background in the medical device, healthcare, technology and/or manufacturing industries;

●

a general understanding of marketing, finance, legal or regulatory compliance knowledge and audit or risk assessment expertise and other elements relevant to the success of a publicly traded company in today’s business environment;

●	familiarity with the Company and its business and products;

●	experience as a board member or executive officer of other companies; and

●	the ability to make independent analytical inquiries.

Other than consideration of the foregoing and other similar factors, there are no stated minimum criteria for director nominees, although the Governance & Nomination Committee may also consider such other factors as it may deem to be in the best interests of our Company and stockholders, including the number of other boards of directors on which an individual serves, the composition of the board and other skills or experiences. The Governance & Nomination Committee does, however, believe it appropriate for at least one, and preferably, more than one, member of our Board of Directors to meet the criteria for an “audit committee financial expert” under applicable SEC rules, and for a majority of the members of our Board of Directors to be “independent” under applicable NASDAQ rules. The Governance & Nomination Committee also believes it appropriate for our chief executive officer to serve as a member of our Board of Directors.  Our directors’ performance and qualification criteria are reviewed annually by the Governance & Nomination Committee.

Identification and Evaluation of Nominees for Directors

The Governance & Nomination Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members who possess qualifications and skills that are consistent with the Governance & Nomination Committee’s criteria for service on the Board and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective or expertise. Before nominating a sitting director for reelection, the Governance & Nomination Committee will also consider the director’s performance on, participation in and contributions to the activities of our Board of Directors and the director’s past attendance at meeting.

If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Governance & Nomination Committee may identify the desired skills and experience of a new nominee in light of the criteria above. The Governance & Nomination Committee will take into account the advice and recommendations of other members of the Board, the chief executive officer and other members of the Company’s senior leadership team, and, in its discretion, may seek third-party resources to assist in the selection and/or evaluation process. The Governance & Nomination Committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The Governance & Nomination Committee reviews the qualifications, experience and background of the candidates. In making its determinations, the Governance & Nomination Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best position our Company for success and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the Governance & Nomination Committee makes its recommendation to our Board of Directors.

The Governance & Nomination Committee evaluates nominees recommended by stockholders in the same manner as it evaluates other nominees. To date, we have not received director candidate recommendations from our stockholders. In the event that we do receive a director candidate recommendation from a stockholder, the Governance & Nomination Committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be a qualified candidate, it will, along with one or more members of the Company’s management team, interview the proposed nominee to determine whether he or she might be suitable to serve as a director. If, based on the criteria set forth above and the Board’s specific needs at such time, the Governance & Nomination Committee determines the proposed nominee would be a valuable addition to our Board of Directors, it will recommend to our Board of Directors such proposed nominee’s nomination. We do not intend to treat stockholder recommendations in any manner different from other recommendations.

Under our corporate governance guidelines and amended and restated bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary and provide such information about the stockholder and the proposed candidate as is set forth in our amended and restated bylaws and as would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. In order to give the Governance & Nomination Committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2018 annual meeting, the recommendation should be received by our corporate secretary at our principal executive offices in accordance with our procedures detailed in the section below entitled “Stockholder Proposals.”

Director Compensation

Prior to the Spin-Off, Nuvectra did not compensate its directors for service in their capacity as our directors; however, in connection with the Spin-Off, we adopted a compensation program for our non-employee directors that consists of a combination of annual retainers and long-term equity-based compensation.

Cash Compensation

Under the program, each non-employee director is entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Board ChairmanAnnual Retainer	$90,000
Non-Chair Director Annual Retainer	$40,000
Chair of Audit Committee Additional Annual Retainer	$20,000
Chair of Compensation Committee Additional Annual Retainer	$15,000
Chair of Governance & Nomination Committee Additional Annual Retainer	$10,000
Audit Committee Member Additional Annual Retainer	$10,000
Compensation Committee Member Additional Annual Retainer	$7,500
Nomination Committee Member Additional Annual Retainer	$5,000

Annual retainers generally will be paid in cash quarterly promptly following the beginning of the applicable fiscal quarter, but in no event more than thirty (30) days after the beginning of such quarter.  All directors are reimbursed for their reasonable out-of-pocket expenses incurred because of service on the Board and, if applicable, any committee of the Board. Mr. Drees does not receive compensation for his service on the Board.

Equity Compensation

Following the Spin-Off, we provided all newly appointed non-employee directors an initial equity grant in the form of options to purchase 11,802 shares of Nuvectra common stock with a value of $52,519. These stock options will vest in equal annual installments over a three-year period. In addition, we granted each non-employee director an annual equity grant in the form of options to purchase 3,350 shares of Nuvectra common stock with a value of $14,908 and 3,350 restricted stock units (“RSUs”) of Nuvectra with a value of $23,015. These stock options and restricted stock units will vest in equal quarterly installments over a one-year vesting period.

The following table sets forth a summary of the compensation paid to our non-employee directors for the fiscal year ended December 30, 2016.

	Fees Earned	Stock	Option	Other
	or Paid in	Awards(2)	Awards(3)	Compensation
Name(1)	Cash ($)	($)	($)	($)	Total ($)
Dr. Joseph A. Miller, Jr.	67,500	23,015	67,427	-	157,942
Anthony P. Bihl	48,750	23,015	67,427	-	139,192
Kenneth G. Hawari	45,000	23,015	67,427	-	135,442
David D. Johnson	45,000	23,015	67,427	-	135,442
Dr. Fred B. Parks, PhD	35,625	23,015	67,427	-	126,067
Jon T. Tremmel	33,750	23,015	67,427		124,192
Thomas E. Zelibor	39,375	23,015	67,427	-	129,817

(1)

Scott F. Drees, our chief executive officer, is not included in this table because he is an employee and thus receives no compensation for his service as a director. The compensation received by Mr. Drees as an employee is shown in the Summary Compensation Table below.

(2)

Represents the grant date fair value of 3,350 RSUs granted to our non-employee directors during 2016 determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. As of December 30, 2016, our non-employee directors held the following aggregate RSU awards outstanding:  Dr. Miller, 1,674 RSUs; Mr. Bihl, 1,674 RSUs; Mr. Hawari, 1,674 RSUs; Mr.Johnson, 1,674 RSUs; Dr. Parks, 1,674 RSUs; Mr. Tremmel, 1,674 RSUs; and Mr. Zelibor, 1,674 RSUs.

(3)

Represents the grant date fair value of 15,152 option awards granted to our non-employee directors during 2016 determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2016, for details as to the assumptions used to determine the fair value of the option awards. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements. As of December 30, 2016, our non-employee directors held the following aggregate stock options outstanding:  Dr. Miller, 33,938 options (which number includes 18,786 Nuvectra options which were originally granted to Dr. Miller by Integer and converted to Nuvectra options in connection with the Spin-Off); Mr. Bihl, 26,170 options (which number includes 11,018 Nuvectra options which were originally granted to Mr. Bihl by Integer and converted to Nuvectra options in connection with the Spin-Off); Mr. Hawari, 15,152 options; Mr.Johnson, 15,152 options; Dr. Parks, 15,152 options; Mr. Tremmel, 15,152 options; and Mr. Zelibor, 15,152 options. For more information about the treatment of Integer equity awards in the Spin-Off, see “Treatment of Integer Equity Awards in the Spin-Off” above.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board of Directors at the Annual Meeting, we encourage all of our directors to attend.

Communications with our Board of Directors

Our stockholders wishing to address questions regarding the business affairs of the Company directly to our Board of Directors, or any individual director, should submit the inquiry in writing to:

Nuvectra Corporation

Attn: Chairman of the Board

5830 Granite Parkway, Suite 1100

Plano, Texas 75024

Stockholders should indicate that they are a stockholder of the Company. Depending on the subject matter, investor relations will (alone or in concert with other personnel of the Company, as appropriate): (1) forward the inquiry to the chair of our Board of Directors or the lead independent director, as appropriate, who may forward the inquiry to a particular director if the inquiry is directed towards a particular director; (2) forward the inquiry to the appropriate personnel within the Company; for instance, if it is primarily commercial in nature; (3) attempt to handle the inquiry directly; for instance, if it is a request for information about the Company or a stock-related matter; or (4) not forward the inquiry, if it relates to an improper or inappropriate topic or is otherwise irrelevant.

Corporate Governance

Our code of conduct, code of ethics for our CEO and senior financial officers, Audit Committee charter, Compensation Committee charter and Nomination Committee charter are available, free of charge, under the Investors section of our website at www.nuvectramed.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, as well as our Company’s other corporate governance documents, free of charge, to any stockholder upon written request to Nuvectra Corporation, 5830 Granite Parkway, Suite 1100, Plano, Texas 75024.

Vote Required; Recommendation of the Board of Directors

If a quorum is present at the Annual Meeting, the three nominees receiving the highest number of votes will each be elected to our Board of Directors. Votes withheld from any nominee, abstentions and broker non-votes will be counted only for purposes of determining a quorum. Broker non-votes will have no effect on this proposal as brokers or other nominees are not entitled to vote on such proposal in the absence of voting instructions from the beneficial owner.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION OF DAVID D. JOHNSON, DR. FRED B. PARKS, Ph.D AND JON T. TREMMEL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARD.

PROPOSAL 2:

APPROVAL OF THE EQUITY PLAN

We are asking our stockholders to vote for approval of the Equity Plan. Prior to the Spin-Off, the board of managers of QiG Group adopted, and Greatbatch Ltd., as sole member of QiG Group, approved, the Equity Plan, under which we may grant equity incentive awards to eligible persons in order to attract, motivate and retain the talent for which we compete. On March 14, 2016, we filed a Registration Statement on Form S-8 with the SEC covering 1,950,000 shares issuable under the Equity Plan. The principal features of the Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the Equity Plan itself. The Equity Plan, as in effect on March 14, 2016, and in the form to be voted on by stockholders, is attached to this Proxy Statement as Appendix A.

As of the Record Date, 1,472,959 shares of Nuvectra common stock were the subject of outstanding equity awards under the Equity Plan. The total number of shares available for issuance in connection with future awards is 673,283 (plus any shares that may in the future be returned or added to the Equity Plan in accordance with its terms).

Eligibility and Administration

Employees, non-employee consultants or service providers and non-employee directors of Nuvectra are eligible to receive incentive awards under the Equity Plan. In addition, any person who received an incentive award that was originally granted under a Greatbatch equity incentive award plan, which is adjusted into an incentive award covering Nuvectra common stock in accordance with the terms of the Employee Matters Agreement, each, a “Spin-off Award,” is eligible to participate in the Equity Plan. We currently have 45 employees and seven non-employee directors that are eligible to participate in the Equity Plan, which includes those individuals that received a Spin-off Award. Following the completion of the Spin-Off, the Equity Plan is now administered by our Compensation Committee. Future awards under the Equity Plan will be in consideration of services rendered to the Company and the corresponding value that those services add to the Company and its stockholders. The Compensation Committee will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of the Equity Plan, subject to the express terms and conditions set forth in the Equity Plan. The Compensation Committee will also set out the terms and conditions of all incentive awards under the Equity Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The aggregate number of shares that may be issued pursuant to incentive awards under the Equity Plan is the sum of (i) 1,128,410 shares, or the “Share Limit,” and (ii) the number of shares subject to all of the Spin-off Awards outstanding immediately following the completion of the Spin-Off, subject to adjustment only to reflect stock splits or other similar type events. These shares may be authorized but unissued shares, issued shares held in Nuvectra’s treasury or shares acquired for purposes of the Equity Plan. The Share Limit will increase on an annual basis on the first day of each fiscal year, for a period of nine years after the effective date of the Equity Plan, in an amount equal to four percent (4%) of the total number of shares of Nuvectra stock outstanding on the last day of the immediately preceding fiscal year. The Compensation Committee may act prior to the first day of each fiscal year to provide that there will be no increase of the Share Limit for that fiscal year or that the increase of the Share Limit for such year will be a smaller number of shares than would otherwise occur. For more information on the Spin-off Award total, please see the table in the “Equity Compensation Plan Information” section below.

Other than with respect to the Spin-off Awards, for purposes of calculating the Share Limit, the aggregate number of shares of our common stock issued under the Equity Plan at any time shall only equal the number of shares of our common stock actually issued upon exercise or settlement of an outstanding award.

Other than with respect to Spin-off Awards, shares underlying incentive awards that are forfeited, expire, cancelled or lapse become available for future grants. Shares that are (i) used to pay the exercise price of a stock option, (ii) delivered or withheld to satisfy tax withholding obligations, (iii) covered by a stock-settled stock appreciation right (“SAR”), that are not issued upon settlement of such SAR or (iv) not issued because cash is issued in lieu of shares will, in each case, not be available for future grants. When a stock-settled SAR is exercised, the shares subject to a SAR grant agreement will be counted against the shares available for award as one share for every share subject thereto, regardless of the number of shares used to settle the stock appreciation right upon exercise.

Shares issued under the Equity Plan upon the assumption of, or in substitution for, any outstanding awards of an entity acquired in any form of business combination with Nuvectra will not be counted towards the Share Limit. Excluding any Spin-off Awards, the maximum number of shares that may be awarded under the Equity Plan in any single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). Excluding any Spin-off Awards, the maximum number of shares that may be awarded under the Equity Plan as incentive stock options is 1,128,410. Excluding any Spin-off Awards, the aggregate number of shares subject to (i) options or SARs awarded under the Equity Plan to any employee during any fiscal year shall not exceed shares and (ii) any incentive awards, other than options or SARs, awarded under the Equity Plan to any employee during any fiscal year shall not exceed 312,500 shares. The total number of Spin-off Awards is 805,142.

Awards

The Equity Plan provides for the grant of stock options, including incentive stock options, restricted stock, RSUs, SARs, and stock bonuses. All incentive awards under the Equity Plan will be set forth in award agreements, which will detail all terms and conditions of the incentive awards, including any applicable vesting and payment terms and post-termination exercise limitations. A brief description of each award type follows:

(1) non-qualified and incentive stock option – the right to purchase a certain number of shares of stock, at a certain exercise price, in the future.

(2) restricted stock – share award conditioned upon continued employment, the passage of time or the achievement of performance objectives.

(3) RSU – a contractual right to receive a share of stock in the future.

(4) SAR – the right to receive the net of the market price of a share of stock and the exercise price of the right, in stock, in the future.

(5) stock bonus – a bonus payable in shares of stock.

Incentive awards granted under the Equity Plan may qualify as “performance-based compensation” under Section 162(m) of the Code and thus preserve federal income tax deductions for Nuvectra with respect to annual compensation required to be taken into account under Section 162(m) of the Code that is in excess of $1 million and paid to one of our most highly compensated executive officers. To qualify, the equity awards must be granted under the Equity Plan by a committee consisting of two or more “outside directors” (as defined under Section 162(m) of the Code) and must satisfy the Equity Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for equity awards to qualify, the grant, issuance, vesting or retention of the award must be contingent upon satisfying one or more of the performance criteria, as established and certified by a committee consisting solely of two or more outside directors.

For purposes of the Equity Plan, one or more of the following performance criteria will be used in setting performance goals applicable to performance-based compensation, and may be used in setting performance goals applicable to other performance awards: (i) net earnings or net income (either before or after one or more of the following: interest, taxes, depreciation, amortization and/or non-cash equity-based compensation expenses), (ii) economic value-added (as determined by the Compensation Committee), (iii) sales or revenue, (iv) net earnings or net income (either before or after taxes), (v) operating earnings or income, (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) gross profit or gross profit growth, (viii) cash flow return on capital, (ix) return on investment, (x) return on stockholders’ equity, (xi) return on assets or net assets, (xii) return on capital, (xiii) stockholder returns, (xiv) return on sales, (xv) gross or net profit margin, (xvi) productivity, (xvii) expenses or expense targets, (xviii) margins, (xix) improvement of capital structure, (xx) operating efficiency, (xxi) cost reduction or savings, (xxii) budget and expense management, (xxiii) customer satisfaction, (xxiv) working capital, (xxv) basic or diluted earnings or loss per share (before or after taxes), (xxvi) price per share of Nuvectra’s stock (including, but not limited to growth measures or total stockholder return), (xxvii) completion of acquisitions or business expansion, (xxviii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxix) implementation or completion of critical products, (xxx) enterprise value, (xxxi) attainment of objective employee metrics, (xxxii) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a market index, group of other companies or a combination thereof.

In December 2016, the Compensation Committee approved an additional equity bonus to certain key personnel. These additional equity-only bonuses were intended to reward certain key leadership roles for meeting critical project goals and deadlines in 2016 following the Spin-Off and to provide additional retention incentives. These additional special bonus grants of equity were granted on March 17, 2017, with vesting to occur over a three-year period from the date of grant. No additional or special bonuses of cash or equity were awarded to Messrs. Drees, Berger or Hanchin for 2016.

Award Terms

Options and SARs will have terms no longer than ten years. All incentive awards made under the Equity Plan may be subject to vesting and other contingencies as determined by the Compensation Committee and will be evidenced by award agreements which set forth the terms and conditions of each award. The Compensation Committee, in its discretion, may accelerate or extend the period for the exercise or vesting of any awards.

In the event that a change in control (as defined in the Equity Plan) occurs, each outstanding incentive award held by a participant will become fully vested (and, as applicable, exercisable).

Vesting

Subject to certain exceptions set forth in the Equity Plan, any restricted stock or RSU (other than any Spin-off Awards) that vests solely on the basis of the passage of time will not fully vest more quickly than over the three-year period beginning on date of grant and any restricted stock or RSU that is a performance-based award (other than any Spin-off Awards) will not vest prior to the first anniversary of the date of grant. Unless the applicable award agreement provides otherwise, no option or SAR (other than any Spin-off Award) shall be exercisable prior to the first anniversary of grant.

Upon consummation of an event constituting a change of control (as defined in the Equity Plan), all incentive awards granted under the Equity Plan will become immediately vested.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The Compensation Committee may modify award terms and/or adjust other terms and conditions of awards in order to facilitate grants of incentive awards to participants who are foreign nationals or employed outside of the United States. All awards will be subject to deduction or clawback as may be required pursuant to applicable law, the listing standards of the stock exchange on which our shares are listed or any clawback policy adopted by us. Incentive awards granted under the Equity Plan generally are not transferable except by will or the laws of descent and distribution. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Equity Plan, the Compensation Committee may, in its sole discretion, accept cash or check, shares of our common stock that meet specified conditions, or such other consideration as it deems suitable.

Equity Plan Amendment and Termination

Our Board of Directors may at any time, suspend or terminate the Equity Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent required by Exchange Act Rule 16b-3 or by any comparable or successor exemption under that the Board believes it is appropriate for the Equity Plan to qualify, or if and to the extent the Board determines that such approval is appropriate for purposes of satisfying Sections 162(m), 422 or 409A of the Code or any applicable rule or listing standard of any stock exchange, automated quotation system or similar organization. The Equity Plan terminates on the tenth anniversary of its initial effective date.

Tax Consequences of Stock Incentives to Participants and the Company

Options. Stock option grants under the Equity Plan may either be granted as incentive stock options, which are governed by Section 422 of the Code, or as non-qualified stock options, which are governed by Section 83 of the Code. Generally, no federal income tax is payable by the participant upon the grant of an incentive stock option and no deduction is taken by us. If certain holding periods are met, the exercise of an incentive stock option does not result in taxation to the participant; rather, the participant is taxed only at the time of sale of the shares received upon exercise. If the shares have been held for at least one year after the date of exercise and at least two years from the date of grant of the option, the participant will be taxed on any appreciation in excess of the exercise price as long-term capital gains. In that event, we are not entitled to a deduction for the amount of the capital gains. The excess of the fair market value of the shares acquired at the time of exercise of an incentive stock option over the aggregate exercise price of the shares is, however, an item of tax preference income potentially subject to the alternative minimum tax.

Under current tax laws, if a participant exercises a non-qualified stock option, the participant will be taxed on the difference between the fair market value of the stock on the exercise date and the exercise price and, thereafter, the participant would receive capital gains on any appreciation in stock value after the exercise date, depending upon the length of time the participant held the stock after exercise. When the option is exercised, we will be entitled to a corresponding tax deduction.

Restricted and Performance Stock and Units. Awards of restricted stock and RSUs, performance stock and performance units under the Equity Plan generally are not subject to federal income tax when awarded, unless the participant properly elects to accelerate the tax recognition. Restricted stock is generally subject to ordinary income tax at the time the restrictions lapse and performance stock is taxed at the time the performance targets are met. Performance units and RSUs are generally subject to ordinary tax at the time of payment, even if vested earlier. We are entitled to a corresponding deduction at the time the participant recognizes taxable income on the restricted or performance stock or units.

New Plan Benefits

Benefits to be received in the future by eligible participants as a result of the Equity Plan are not determinable, since the amount of awards other than Spin-off Awards is discretionary. The following table shows the amounts that were awarded under the Equity Plan since it became effective on March 14, 2016, to our named executive officers, all current executive officers as a group, all current directors who are not executive officers as a group and all employees, including all current officers who are not executive officers, as a group.

Number of shares
Name and Position	underlying award
Scott F. Drees, Chief Executive Officer and Director	256,491
Walter Z. Berger, Chief Operating Officer and Chief Financial Officer	128,245
J. Paul Hanchin, President	102,596
Current Named Executive Officer Group	487,332
Non-Executive Officer Director Group	129,514
Non-Executive Officer Employee Group	160,606

Stockholder Approval Requirement

Stockholder approval of the Equity Plan is necessary in order for us to (1) meet the stockholder approval requirements of NASDAQ, (2) take tax deductions for certain compensation resulting from awards granted thereunder intended as qualified performance-based compensation under Section 162(m) of the Code, as discussed above, and (3) grant incentive stock options thereunder.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY PLAN.

PROPOSAL 3:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP audited Nuvectra’s financial statements for the fiscal year ending December 30, 2016. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting via telephone, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Delaware law, the Company’s amended and restated certificate of incorporation or the Company’s amended and restated bylaws. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Independent Registered Public Accounting Firm’s Fees

The following table represents aggregate fees and expenses billed to us for services rendered related to fiscal year 2016 for the period subsequent to March 14, 2016 (the date of the Spin-Off), by Deloitte & Touche, LLP, our independent registered public accounting firm.  Prior to the Spin-Off, Integer paid for all accounting fees and other services provided by Deloitte & Touche LLP.

Year Ended December 30, 2016
Audit Fees(1)	$303,835
Audit Related Fees(2)	-
Tax Fees(3)	-
All Other Fees(4)	197,895
$501,730

(1)

Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP since the Spin-Off for audit and the review of our quarterly reports on Form 10-Q and related services that are normally provided in connection with regulatory filings or engagements.

(2)	We did not engage Deloitte & Touche LLP to perform audit-related services.

(3)	We did not engage Deloitte & Touche LLP to perform tax services.

(4)	Represents fees billed for professional services performed by Deloitte & Touche LLP since the Spin-Off for IT program assessment.

Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Deloitte & Touche LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Pre-Approval Policies and Procedures

Under the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of such services.

Our management submits requests for approval in writing to the Audit Committee, which reviews such requests and approves or declines to approve the requests. The Audit Committee’s pre-approval of audit and non-audit services is not required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided that the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management.

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Company’s independent registered public accounting firm.

The Audit Committee pre-approved all audit and permitted non-audit services provided by Deloitte & Touche LLP in fiscal year 2016 and will do so for all audit and non-audit services provided by Deloitte & Touche LLP in fiscal year 2017, as well.  The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining Deloitte & Touche LLP’s independence.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on this proposal and will have the same effect as negative votes. This proposal is a routine proposal on which a broker or other nominee has discretionary authority to vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017. PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 30, 2017, for:

●	each person or group of affiliated persons who, to our knowledge, owns more than 5% of our common stock;

●	each of our named executive officers (as defined below);

●	each of our directors; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with applicable rules of the SEC, and the information reflected in the table below is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after March 30, 2017, through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on the information furnished to us, that each of the persons named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The information set forth in the table below is based on 10,342,317 shares of our common stock issued and outstanding on March 30, 2017. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants, rights or other convertible securities held by that person that are currently exercisable or will be exercisable or convertible within 60 days after March 30, 2017. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the address for each person listed in the table below is c/o Nuvectra Corporation, 5830 Granite Parkway, Suite 1100, Plano, Texas 75024.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Beneficial Owners:
Accellent Holdings LLC KKR Millennium Fund L.P. KKR Associates Millennium L.P. KKR Millennium GP LLC KKR Fund Holdings L.P. KKR Fund Holdings GP Limited KKR Group Holdings L.P. KKR Group Limited KKR & Co. L.P. KKR Management LLC Henry R. Kravis George R. Roberts c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019 (1)	982,237	9.5%
Gilder, Gagnon, Howe & Co. LLC 475 10th Avenue New York, NY 10018 (2)	814,320	7.9%
Dimensional Fund Advisors LP Building One 6300 Bee Caves Road Austin, TX 78746 (3)	702,472	6.8%

Directors and Named Executive Officers:
Scott F. Drees(4)	110,515	1.1%
Walter Z. Berger (5)	42,757	*
Dr. Joseph A. Miller (6)	61,527	*
David D. Johnson (7)	40,634	*
J. Paul Hanchin (8)	34,208	*
Anthony P. Bihl (9)	25,091	*
Kenneth G. Hawari (10)	27,634	*
Dr. Fred B. Parks, PhD (11)	10,634	*
Jon T. Tremmel (12)	10,634	*
Thomas E. Zelibor (13)	10,634	*
All Current Directors and Executive Officers as a Group (10 persons) (14)	374,268	3.6%

*	Represents beneficial ownership of less than 1.0%.

(1)

This information is based solely upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Accellent Holdings LLC with the Securities and Exchange Commission on February 10, 2017. Accellent Holdings LLC holds 982,237 shares of Common Stock. Each of KKR Millennium Fund L.P. (as the managing member of Accellent Holdings LLC), KKR Associates Millennium L.P. (as the general partner of KKR Millennium Fund L.P.), KKR Millennium GP LLC (as the general partner of KKR Associates Millennium L.P.), KKR Fund Holdings L.P. (as the designated member of KKR Millennium GP LLC), KKR Fund Holdings GP Limited (as a general partner of KKR Fund Holdings L.P.), KKR Group Holdings L.P. (as a general partner of KKR Fund Holdings L.P. and the sole shareholder of KKR Fund Holdings GP Limited), KKR Group Limited (as the sole general partner of KKR Group Holdings L.P.), KKR & Co. L.P. (as the sole shareholder of KKR Group Limited), KKR Management LLC (as the sole general partner of KKR & Co. L.P.), and Henry R. Kravis and George R. Roberts (as the designated members of KKR Management LLC) may be deemed to share voting and dispositive power with respect to the shares of Common Stock held by Accellent Holdings LLC, but each disclaims beneficial ownership of such shares. The principal business office address for all persons (other than George R. Roberts) is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business office address for George R. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(2)

This information is based solely upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Gilder, Gagnon, Howe & Co. LLC with the Securities and Exchange Commission on February 14, 2017. The shares reported include 682,701 shares held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Co. LLC have discretionary authority to dispose of or direct the disposition of the shares, 34,440 shares held in the account of the profit sharing plan of Gilder, Gagnon, Howe & Co. LLC, and 97,179 shares held in accounts owned by the partners of Gilder, Gagnon, Howe & Co. LLC and their families. The principal business office address for Gilder, Gagnon, Howe & Co. LLC is 475 10th Avenue, New York, NY 10018.

(3)

This information is based solely upon, and without independent investigation of, the disclosures contained in the Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 9, 2017. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of common stock that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of common stock held by the Funds. However, all shares of common stock are owned by the Funds. Dimensional disclaims beneficial ownership of such shares of common stock. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares held in their respective accounts. To the knowledge of Dimensional Fund Advisors LP, the interest of any one such Fund does not exceed 5% of the class of shares. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares. The principal business office address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)

Consists of 25,000 shares of common stock held by Mr. Drees, 64,136 shares of common stock that Mr. Drees has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 21,379 shares of common stock that Mr. Drees has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(5)

Consists of 32,068 shares of common stock that Mr. Berger has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 10,689 shares of common stock that Mr. Berger has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(6)

Consists of 35,743 shares of common stock held by Mr. Miller, 837 shares of common stock that Mr. Miller has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 24,947 shares of common stock that Mr. Miller has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017..

(7)

Consists of 32,513 shares of common stock held by Mr. Johnson, 837 shares of common stock that Mr. Johnson has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 7,284 shares of common stock that Mr. Johnson has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017

(8)

Consists of 17,104 shares of common stock that Mr. Hanchin has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 17,104 shares of common stock that Mr. Hanchin has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(9)

Consists of 5,952 shares of common stock held by Mr. Bihl, 837 shares of common stock that Mr. Bihl has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 18,302 shares of common stock that Mr. Bihl has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(10)

Consists of 19,513 shares of common stock held by Mr. Hawari, 837 shares of common stock that Mr. Hawari has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 7,284 shares of common stock that Mr. Hawari has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(11)

Consists of 2,513 shares of common stock held by Mr. Parks, 837 shares of common stock that Mr. Parks has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 7,284 shares of common stock that Mr. Parks has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(12)

Consists of 2,513 shares of common stock held by Mr. Tremmel, 837 shares of common stock that Mr. Tremmel has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 7,284 shares of common stock that Mr. Tremmel has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(13)

Consists of 2,513 shares of common stock held by Mr. Zelibor, 837 shares of common stock that Mr. Zelibor has the right to acquire pursuant to the conversion of outstanding restricted stock units, which are scheduled to vest within 60 days of March 30, 2017, and 7,284 shares of common stock that Mr. Zelibor has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

(14)

Consists of 126,260 shares of common stock held by the group, 119,167 shares of common stock that the group has the right to acquire pursuant to the conversion of outstanding restricted stock units which are scheduled to vest within 60 days of March 30, 2017, and 128,841 shares of common stock that the group has the right to acquire pursuant to outstanding options, which are exercisable within 60 days of March 30, 2017.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The table below sets forth the name, age and position of each of our named executive officers, as of March 30, 2017.

Name	Age	Position
Executive Officers:
Scott F. Drees	59	Chief Executive Officer and Director
Walter Z. Berger	61	Chief Operating Officer & Chief Financial Officer
J. Paul Hanchin	55	President

Business Experience

The following is a brief account of the education and business experience of our current executive officers:

The biography of Scott F. Drees, can be found above under “Proposal 1 – Election of Directors.”

Walter Z. Berger currently serves as our Chief Operating Officer & Chief Financial Officer. Mr. Berger, age 61, was appointed to serve as our Executive Vice President and CFO in June 2016 and was also appointed as our COO in January 2017. Prior to joining Nuvectra, Mr. Berger served as Chief Financial Officer of AppDynamics Inc., a venture-backed next generation application intelligence company from October 2013 until March 2015. Prior to that, from 2012 until 2013, Mr. Berger was the Chief Financial Officer of private equity-owned SoftLayer, a cloud computing company that was acquired by IBM. From 2008 until 2012, he served as Chief Financial Officer at Leap Wireless International, Inc. (NASDAQ). Mr. Berger has also served as Executive Vice President and Chief Financial Officer for each of CBS Radio, Inc. and Emmis Communications Corporation (NASDAQ). From 1985 to 1999, Mr. Berger held a number of financial and operating management roles in the manufacturing, services and energy fields. Mr. Berger began his career at Arthur Andersen in 1977. Mr. Berger also currently serves on the Board of Sirius Computer Solutions, a national integrator of technology based business solutions. Mr. Berger is a Certified Public Accountant and holds a B.A. in business administration from the University of Massachusetts, Amherst.

J. Paul Hanchin currently serves as our President. Mr. Hanchin, age 55, joined Nuvectra effective as of April 5, 2016 as President of Nuvectra Corporation. Prior to joining Nuvectra, Mr. Hanchin was the Executive Vice President at Flowonix Medical, Inc. from January 2015 until March 2016. Mr. Hanchin also served in sales leadership positions at Boston Scientific, Inc. and Cyberonics Inc. and served as the Vice President of Sales at Advanced Neuromodulation Systems, Inc., which was later acquired by St. Jude Medical, Inc. Mr. Hanchin has more than 30 years of medical device experience and has held various executive leadership positions with an emphasis on global sales and marketing functions. Mr. Hanchin has a BBA from Baldwin Wallace University.

Summary of Executive Compensation

Introduction

Prior to the Spin-Off, we were not an independent company and each of the named executive officers (as defined below) was employed by our predecessor company, QIG Group, LLC, Integer or one of its subsidiaries. Accordingly, all pre-Spin-Off payments and benefits described below were provided by Integer. Decisions as to the compensation of the named executive officers prior to the Spin-Off were made by Integer. Following the Spin-Off, our Compensation Committee has determined the compensation for our named executive officers. This section describes the material components of the executive compensation programs established by Integer prior to the Spin-Off, to the extent relevant to an understanding of the compensation paid to our named executive officers by Integer prior to the Spin-Off, but will primarily focus on the executive compensation programs approved by our Compensation Committee for the post-Spin-Off portion of 2016 and beyond.

This section discusses the material components of the executive compensation program for our executive officers who are named in the Summary Compensation Table below (our “named executive officers”). These individuals, as well as their positions with us during 2016, are listed below.

●	Scott F. Drees, Chief Executive Officer;

●	Walter Z. Berger, Chief Operating Officer and Chief Financial Officer;

●	J. Paul Hanchin, President

Mr. Drees was hired as QIG Group LLC’s Chief Executive Officer in July 2015 and Mr. Berger was hired as Executive Vice President and Chief Financial Officer in June 2016. Mr. Berger’s title was changed to include Chief Operating Officer in January 2017. Mr. Hanchin was hired as Nuvectra’s President in April 2016.

Role of the Compensation Committee Following the Spin-Off

In connection with the Spin-Off, the Compensation Committee was formed and it now establishes our executive compensation philosophy and reviews and approves the compensation of our executive officers, as well as the Company’s executive compensation policies and plans. The Compensation Committee considers a broad range of factors in making compensation decisions, including the officer’s responsibilities, tenure and performance, the effectiveness of our programs in supporting the Company’s annual- and long-term initiatives and our overall financial performance.

The Compensation Committee engaged the an independent compensation consultant, Compensia, LLC (the “Compensation Consultant”) in mid-2016 to provide the Compensation Committee with insight regarding compensation trends, program designs, peer group data and broader market survey data. The Compensation Consultant was also directed by the Compensation Committee as part of its duties to provide information on executive compensation trends and implications for the Company, a review of Company compensation levels, performance and incentive program design and information on competitive market data and advice on outside Director compensation. The Compensation Consultant provides an objective perspective to the process of evaluating and developing our executive compensation program and pay practices. During fiscal year 2016, the Compensation Consultant attended two meetings of the Compensation Committee, had numerous discussions with the Chairman of the Compensation Committee and recommended peer group and market survey data and advice.

The Compensation Consultant did not provide any other services to the Company or the executive officers during Fiscal 2016. The Compensation Committee evaluated the independence of the Compensation Consultant by considering each of the independence factors adopted by NASDAQ and the SEC. Based on this evaluation, the Compensation Committee determined that no conflict of interest exists that would prevent the Compensation Consultant from providing compensation advice to the Compensation Committee.

The Compensation Committee will continue to seek input from its stockholders and advisors and review the objectives and elements of our executive compensation program, as well as the methods that the Compensation Committee utilizes to determine both the form and amounts of compensation to award to our named executive officers.

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers for the years ended December 30, 2016.

		Salary		Bonus	Stock Awards		Option Awards		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($) (1)		($)	($) (2)		($) (2)		($)	($) (3)	($)
Scott F. Drees	2016	419,712		-	1,321,568	(4)	285,347	(4)	70,646	969	2,098,242
Chief Executive Officer	2015	169,231	(5)	101,538	-		-		-	1,292	272,061

Walter Z. Berger	2016	369,712		-	660,784	(6)	142,671	(6)	46,672	848	1,220,687
Chief Operating Officer and Chief Financial Officer	2015	145,385	(7)	72,692	-		-		-	1,131	219,208

J. Paul Hanchin	2016	235,000		-	352,417	(8)	228,276	(8)	29,666	1,406	846,765
President	2015	-	(9)	-	-		-		-	-	-

(1)	For 2016, amounts include salary paid by Integer prior to the Spin-Off and salary paid by Nuvectra following the Spin-Off.

(2)

Represents the grant date fair value of stock and option awards granted to the named executive officers during the applicable year determined in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC Topic 718). See Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 30, 2016 for details as to the assumptions used to determine the fair value of the stock and option awards granted by us. Amounts shown are based on the full grant date fair value of the entire award, regardless of vesting requirements.

(3)

“All Other Compensation” consists of matching contributions made by the Company or Integer, as applicable, pursuant to its 401(k) plan. The Summary Compensation Table does not include the cost to the Company of benefits furnished to named executive officers, including premiums for life and health insurance, which are also generally available or provided to all other salaried employees of the Company.

(4)

In April 2016, Mr. Drees received an award of 192,368 RSUs with a grant date fair value of $6.87 per share, or $1,321,568. Approximately 33.34%, or 64,136, of the underlying shares vest after one year in April 2017, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter. Also in April 2016, Mr. Drees received stock options to purchase 64,123 shares of common stock with an exercise price of $6.87 and grant date fair value of $4.45 per share, or $285,347. Approximately 33.34%, or 21,379, of the stock options vest after one year in April 2017, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter.

(5)	See the discussion on Base Salaries in the “Narrative to Summary Compensation Table” section below.

(6)

In April 2016, Mr. Berger received an award of 96,184 RSUs with a grant date fair value of $6.87 per share, or $660,784. Approximately 33.34%, or 32,068, of the underlying shares vest after one year in April 2017, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter. Also in April 2016, Mr. Berger received stock options to purchase 32,061 shares of common stock with an exercise price of $6.87 and grant date fair value of $4.45 per share, or $142,671. Approximately 33.34%, or 10,689, of the stock options vest after one year in April 2017, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter.

(7)	See the discussion on Base Salaries in the “Narrative to Summary Compensation Table” section below.

(8)

In April 2016, Mr. Hanchin received an award of 51,298 RSUs with a grant date fair value of $6.87 per share, or $352,417. Approximately 33.34%, or 17,104, of the underlying shares vest after one year in April 2017, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter. Also in April 2016, Mr. Hanchin received stock options to purchase 51,298 shares of common stock with an exercise price of $6.87 and grant date fair value of $4.45 per share, or $228,276. Approximately 33.34%, or 17,104, of the stock options will vest after one year in April 2017, and the remaining 66.66% will vest in eight substantially equal quarterly installments thereafter.

(9)	See the discussion on Base Salaries in the “Narrative to Summary Compensation Table” section below.

Narrative to Summary Compensation Table

Base Salaries

Messrs. Drees and Berger received base salaries from Integer prior to our Spin-Off, from January 1, 2016, until March 14, 2016, to compensate them for services rendered to Integer. The base salary payable to each named executive officer was intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Prior to the Spin-Off, the annual base salaries for each of Messrs. Drees and Berger were $400,000 and $350,000, respectively. Mr. Hanchin was hired in April 2016 following the Spin-Off.

Following the Spin-Off, our named executive officers’ base salaries were set by our Compensation Committee to be commensurate with their positions as named executive officers of a public company and to reflect their skills, experience, responsibilities and expertise. At the request of the Compensation Committee, our CEO makes annual recommendations with respect to changes in base salary for our executive officers, other than himself. However, none of our officers participate in the Compensation Committee’s decisions regarding the base salaries of any executive officers. Following the Spin-Off, the 2016 annual base salaries for Messrs. Drees, Berger and Hanchin were set at $425,000, $375,000, and $325,000, respectively.

Our Compensation Committee will annually review the salaries of our executive officers. Any future adjustments to the base salary of our named executive officers will be reflective of factors such as the scope of their responsibilities, background, track record, performance against financial and non-financial metrics, training and experience, as well as competitive external market positioning and the overall market demand for such executives at the time compensation decisions are made. As with total executive compensation, we intend that executive base salaries should be competitive with the range of salaries for executives in similar positions and with similar responsibilities. An executive's base salary will be evaluated together with components of the executive's other compensation to ensure that the executive's target and actual total compensation is consistent with our overall compensation philosophy.

Annual Cash Incentive Program

2016 Annual Bonuses.  In 2016, none of our named executive officers received a bonus under Integer’s bonus plan.  Following the Spin-Off, our named executive officers were eligible to earn cash incentive awards for 2016, which were paid in mid-March 2017, as set by our Compensation Committee. Cash bonuses are expected to incentivize our named executive officers to strive to attain Company and/or individual performance goals that further our interests and the interests of our stockholders. For 2016, the bonus payouts to our named executive officers were determined by our Compensation Committee based on certain financial performance metrics and our named executive officers’ individual performance, as further described below.  The 2016 bonuses paid to our named executive officers are reflected in the Summary Compensation Table above.

2016 Annual Incentive Program.  In April 2016, our Compensation Committee established a new annual incentive program under the Equity Plan, as well as guidelines and performance metrics for the 2016 performance period. The annual incentive program provides annual bonus opportunities for the named executive officers and other members of the Company’s senior leadership team designated as participants by our Compensation Committee. The methodology and objective for determining annual bonuses under the annual incentive program plan is designed to motivate and reward participants for their contributions to the Company, based on corporate and/or individual performance.

Target bonuses under the annual incentive program for the named executive officers for 2016 were as follows: Mr. Drees, 80% of base salary; Mr. Berger 60% of base salary; and Mr. Hanchin, 60% of base salary. Our Compensation Committee elected to align 100% of the annual cash incentive compensation for the Company’s named executive officers to the achievement of established financial goals, specifically the Company’s revenue performance and adjusted EBITDA and that payment of the annual cash bonuses would only occur when the financial targets were met. The scope mix of revenue to adjusted EBITDA for payment of the bonuses was weighted at 80% based on revenue performance and 20% of adjusted EBITDA performance for the named executive officers for 2016. The payout level for each executive’s annual bonus under the annual incentive program ranged between 0% and 200% of target.

A participant must generally remain employed through the date of payment of his or her annual bonus under the annual incentive program in order to remain eligible to receive such bonus.

Equity Compensation

In connection with and following the Spin-Off, (i) Mr. Drees received a one-time equity award from Nuvectra that related to a number of shares of Nuvectra common stock equal to at least two percent of the number of shares of Nuvectra common stock outstanding immediately following the completion of the Spin-Off and (ii) Mr. Berger received a one-time equity award from Nuvectra that related to a number of shares of Nuvectra common stock equal to at least one percent of the number of shares of Nuvectra common stock outstanding immediately following the completion of the Spin-Off. Mr. Drees’s and Mr. Berger’s respective equity awards were allocated with 25% of the total equity award granted as non-qualified stock options and the remaining 75% as RSUs. These initial stock options and restricted stock awards will vest as to 33% of the underlying shares on April 7, 2017, and the remaining 67% will vest in eight equal quarterly installments thereafter. These awards are set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below.

In April 2016, the Compensation Committee also made initial equity grants to Mr. Hanchin as part of the Company’s total compensation package, which was intended to attract, retain and incentivize employees. Our Compensation Committee made these initial equity awards, including to Mr. Hanchin, in the form of an equal amount of non-qualified stock options and RSUs, in April 2016 to coincide generally with our formation as a new, independent company and to align our executives' interests with those of stockholders at the earliest practicable date. These initial stock options and restricted stock awards are described in the equity compensation table below and will vest as to 33% of the underlying shares on April 8, 2017, with the remaining 67% vesting in equal quarterly installments thereafter. The stock options have a term of ten years from the date of grant and were granted with an exercise price equal to the closing price of the Company's common stock on the date of grant, as determined under the Equity Plan. In general, a named executive officer is required to be employed on a vesting date to be eligible to vest in these time-based awards, subject to acceleration under certain circumstances as described below under “Executive Compensation Arrangements.”

Treatment of Integer Equity Awards in the Spin-Off

Stock Options

Each Integer stock option award held by an individual who was employed or engaged by Nuvectra or its affiliates following the Spin-Off was split into two option awards—an Integer stock option award and a Nuvectra stock option award. Following the Spin-Off, the combined intrinsic value of the resulting Integer and Nuvectra stock option awards was approximately equal to the intrinsic value of the original Integer stock option award immediately prior to the Spin-Off. None of our named executive officers held Integer stock option awards at the time of the Spin-Off.  Of our non-employee directors, only Dr. Miller and Mr. Bihl held Integer stock option awards at the time of the Spin-Off. All outstanding stock option awards resulting from the Spin-Off are reflected in the Outstanding Equity Awards at Fiscal Year-End table below.

Restricted Stock

Restricted stock refers to both restricted stock shares and RSUs as applicable. Each Integer restricted stock award held by an individual who was employed or engaged by Nuvectra or its affiliates following the Spin-Off was split into two restricted stock awards—an Integer restricted stock award and a Nuvectra restricted stock award. Following the Spin-Off, the combined intrinsic value of the resulting Integer and Nuvectra restricted stock awards was approximately equal to the intrinsic value of the original Integer restricted stock award immediately prior to the Spin-Off. None of our named executive officers held Integer restricted stock awards at the time of the Spin-Off. None of our non-employee directors held any Integer restricted stock awards at the time of the Spin-Off. All outstanding restricted stock awards resulting from the Spin-Off are reflected in the Outstanding Equity Awards at Fiscal Year-End table below.

Performance Stock

Each Integer performance stock award held by an individual who was employed or engaged by Nuvectra or its affiliates following the Spin-Off was converted into a time-vesting Nuvectra equity award covering a number of Nuvectra shares such that the pre-Spin-Off value of the underlying Integer performance stock award was approximately preserved. None of our named executive officers or non-employee directors held any Integer or Nuvectra performance stock awards following the Spin-Off.

General Terms of Adjusted Awards

The Nuvectra equity awards granted as a result of the conversion are generally subject to the same terms and conditions, including the same vesting and share payment timing provisions, as applied to the applicable Integer awards immediately prior to the Spin-Off. However, Integer performance stock awards held by individuals who were employed or engaged by Nuvectra or its affiliates following the Spin-Off were converted into time-vesting Nuvectra equity awards. Following the Spin-Off, continued employment or service at Nuvectra will satisfy any continued employment or other continued service requirement for purposes of the newly granted Nuvectra equity awards.

Other Elements of Compensation

Retirement Plans

Prior to the Spin-Off, our employees who were employed by Integer, including Messrs. Drees and Berger, were eligible to participate in Integer’s 401(k) retirement savings plan. Under Integer’s 401(k) plan, eligible Integer employees could elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2016, the prescribed annual limit was $18,000.

Following the Spin-Off, we established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms generally applicable to other full-time employees. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.  We provide matching contributions to our employees equal to 25% of the first 6% of their eligible compensation.

Employee Benefits and Perquisites

Additional benefits available to our employees in 2016 prior to the Spin-Off, including Messrs. Drees and Berger, included medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits were provided to Messrs. Drees and Berger during 2016 on the same general terms as they were provided to all of Integer’s full-time U.S. employees. In addition, prior to the Spin-Off, Mr. Drees and Mr. Berger were eligible to receive an annual physical medical exam paid by Integer. Following the Spin-Off, we established similar medical and insurance benefits and Messrs. Drees, Berger and Hanchin were entitled to participate in our benefit programs on the same general terms as they were provided to all of our full-time U.S. employees.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 30, 2016.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock Awards That Have Not Vested (#)	Market Value of Shares of Stock Awards that Have Not Vested ($)(2)
Scott F. Drees	4/8/2016	—	64,123	6.87	4/8/2026	—	—
		-	-	-		192,368	967,611
Walter Z. Berger	4/8/2016	—	32,061	6.87	4/8/2026	—	—
		-	-	-		96,184	483,806
J. Paul Hanchin	4/8/2016	—	51,298	6.87	4/8/2026	—	—
						51,298	258,029

(1)

Stock options granted April 2016 will vest as to approximately 33.34% of the underlying shares on April 7, 2017, with the remaining 66.66% vesting in eight substantially equal quarterly installments thereafter.

(2)

The market value of restricted stock or performance shares that has not vested is calculated based on the closing trading price of our common stock as reported on NASDAQ on December 30, 2016 ($5.03), the last trading day of 2016.

Executive Compensation Arrangements

Following is a summary of the employment and severance arrangements entered into with our named executive officers.

Scott F. Drees Executive Employment Agreement

On January 13, 2017, we entered into an executive employment agreement with Scott F. Drees, pursuant to which he serves as our chief executive officer (the “Drees Employment Agreement”). The Drees Employment Agreement was effective as of March 7, 2016. The term of the Drees Employment Agreement is until March 7, 2019, and will renew automatically in successive one-year periods, unless terminated earlier in accordance with its terms. The Drees Employment Agreement replaced and superseded any prior employment agreements or offers of employment between Mr. Drees and Integer.

Under the Drees Employment Agreement, Mr. Drees is entitled to receive an annual base salary of $425,000 and is eligible for an annual bonus opportunity targeted at least at 80% of his annual base salary. Mr. Drees’s base salary and annual bonus opportunity are subject to annual review and may be increased in the discretion of the Board of Directors.

The Drees Employment Agreement also provides that Mr. Drees is eligible to receive an annual equity award as determined by our Compensation Committee in its sole discretion. The amount, form and mix of such award will be determined by our Compensation Committee in its discretion after giving consideration to comparable market data for CEO equity grants in companies within our peer group, which was set by the Compensation Committee in September 2016. All such equity grants are subject to approval by the Company’s Board and will be subject to the terms of the Equity Plan.

The Drees Employment Agreement provides for severance payments to Mr. Drees in the event that his employment is involuntarily terminated “without cause” or he resigns for “good reason”, as such terms are defined in the Drees Employment Agreement. In the event of severance for a termination without “cause” or for “good reason” (as defined in the Drees Employment Agreement), Mr. Drees is entitled to receive (i) a payment equal to one times base salary in effect as of the date of termination, (ii) the target bonus for the current year, (iii) 12 months of COBRA continuation coverage premiums (iv) the accelerated vesting of all stock held by Mr. Drees, subject to certain time limitations, and (v) a lump sum payment of any unpaid annual bonus for any then completed fiscal year, cash LTIP amounts for any completed performance measurement periods, and, if terminated after July 1 of any year, a payment equal to a pro-rata annual bonus based on the actual performance of the Company and of Mr. Drees through the date of termination (. If Mr. Drees (a) is terminated without cause or resigns for good reason within three months prior to, or 12 months following, a change of control or (b) resigns for good reason within six months after a change of control or (c) resigns for any reason in the period beginning six months after and ending 12 months after the effective date of a change of control, he is entitled to receive (i) a payment equal to two times base salary in effect as of the date of termination, (ii) all earned but unpaid annual bonus for any then-completed fiscal year and a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Mr. Drees through the date of termination, (iii) 18 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all stock held by Mr. Drees, subject to certain time limitations. Severance payments are to be paid in a lump sum within 15 days after the date of termination.

Severance payments also require a written release of any and all claims against the Company as well as agreements by the executive with respect to non-solicitation, non-competition, confidentiality obligations and assignment of intellectual property rights. Mr. Drees is also subject to a covenant not to disclose Company confidential information during his employment term and is subject to a non-compete for a period of 12 months following termination of employment for any reason. If Mr. Drees breaches any of these covenants, in addition to other rights and remedies, the Company will be entitled to injunctive relief.

Walter Z. Berger Executive Employment Agreement

On January 13, 2017, we entered into an executive employment agreement with Walter Z. Berger, pursuant to which he serves as our chief financial officer and chief operating officer (the “Berger Employment Agreement”). Mr. Berger’s employment agreement was effective as of March 7, 2016. The term of the Berger Employment Agreement is until March 7, 2019, and will renew automatically in successive one-year periods, unless terminated earlier in accordance with its terms. The Berger Employment Agreement replaced and superseded any prior employment agreements or offers of employment between Mr. Berger and Integer.

Under the Berger Employment Agreement, Mr. Berger is entitled to receive an annual base salary of $375,000 and is eligible for an annual bonus opportunity targeted at least at 60% of his annual base salary. Mr. Berger’s base salary and annual bonus opportunity are subject to annual review and may be increased in the discretion of the Board of Directors.

The Berger Employment Agreement also provides that Mr. Berger is eligible to receive an annual equity award as determined by our Compensation Committee in its sole discretion. The amount, form and mix of such award will be determined by our Compensation Committee in its discretion after giving consideration to comparable market data for CFO & COO equity grants in companies within our peer group, which was set by the Compensation Committee in September 2016. All such equity grants are subject to approval by the Company’s Board and will be subject to the terms of the Equity Plan.

The Berger Employment Agreement provides for severance payments to Mr. Berger in the event that his employment is involuntarily terminated “without cause” or he resigns for “good reason”, as such terms are defined in the Berger Employment Agreement. In the event of severance for a termination without “cause” or for “good reason” (as defined in the Berger Employment Agreement), Mr. Berger is entitled to receive (i) a payment equal to one times base salary in effect as of the date of termination, (ii) the target bonus for the current year, (iii) 12 months of COBRA continuation coverage premiums (iv) the accelerated vesting of all stock held by Mr. Berger, subject to certain time limitations, and (v) lump sum payment of any unpaid annual bonus for any then completed fiscal year, cash LTIP amounts for any completed performance measurement periods, and, if terminated after July 1 of any year, a payment equal to a pro-rata annual bonus based on the actual performance of the Company and of Mr. Berger through the date of termination, If Mr. Berger (a) is terminated without cause or resigns for good reason within three months prior to, or 12 months following, a “change of control” or (b) resigns for good reason within six months after a change of control or (c) resigns for any reason in the period beginning six months after and ending 12 months after the effective date of a change of control, he is entitled to receive (i) a payment equal to two times base salary in effect as of the date of termination, (ii) all earned but unpaid annual bonus for any then-completed fiscal year and a payment equal to a pro-rata annual bonus based on the actual performance of the Company and Mr. Berger through the date of termination, (iii) 18 months of COBRA continuation coverage premiums and (iv) the accelerated vesting of all stock held by Mr. Berger, subject to certain time limitations. Severance payments are to be paid in a lump sum within 15 days after the date of termination.

Severance payments also require a written release of any and all claims against the Company as well as agreements by the executive with respect to non-solicitation, non-competition, confidentiality obligations and assignment of intellectual property rights. Mr. Berger is also subject to a covenant not to disclose Company confidential information during his employment term and is subject to a non-compete for a period of 12 months following termination of employment for any reason. If Mr. Berger breaches any of these covenants, in addition to other rights and remedies, the Company will be entitled to injunctive relief.

Severance Agreement of Mr. J. Paul Hanchin

In April 2016, our Compensation Committee approved a form of Severance Agreement for certain key senior employees, including Mr. Hanchin (the “Severance Agreement”). The Severance Agreement provides Mr. Hanchin and certain other members of our senior leadership team with certain severance benefits.

Under the Severance Agreement, if a participant’s employment is terminated prior to a change in control or more than 12 months following a change in control by us without “cause” (and other than by reason of death or disability) or by the participant for “good reason” (each as defined in the Severance Agreement), then the participant will be entitled to a lump sum payment equal to his or her annual base salary.

Under the Severance Agreement, if a participant’s employment is terminated within 12 months following a change in control by us without cause (and other than by reason of death or disability) or by the participant for good reason, then the participant will be entitled to the following payments and benefits:

●	A lump sum payment equal to one time his or her annual base salary in effect at the time of such termination;

●	A subsidy payment to cover the cost of the employee’s COBRA payments for 12 months following the termination date; and

●

All stock options, restricted stock or similar stock incentive awards previously granted to employee that are not vested as of the termination date will vest in accordance with terms of the relevant equity compensation plan in effect as of the date of termination.

A participant’s right to receive the severance payments from us pursuant to the Severance Agreement is contingent on his or her executing a general release of claims against us and to compliance with a one-year covenant to not compete, assignment of intellectual property rights, if applicable, and certain confidentiality and non-solicitation obligations.

Equity Compensation Plan Information

The following table summarizes securities available under our equity compensation plans as of December 30, 2016 (in thousands, except per share data).

Number of
securities
available for
	Number of		future
	securities	Weighted	issuance
	to be issued	average	under equity
	upon	exercise	compensation
	exercise of	price of	plans
	outstanding	outstanding	(excluding
	options,	options,	securities
	warrants	warrants	reflected in
	and rights	and rights	column (a))
Equity compensation plans approved by security holders:
Equity Plan(1)	1,420,899	$6.49	372,798
Adjusted awards granted by Integer prior to Spin-Off and converted to Nuvectra Awards (2)	677,019	$6.21	—
Awards granted by Nuvectra following the Spin-Off	743,880	$6.98	372,798	(3)
Equity compensation plans not approved by security holders:
—	—	$—	—

(1)	The material features of the Equity Plan are described in Proposal 2 above.
(2)	Does not include 4,317 issued shares of performance based restricted stock awards outstanding and unvested as of December 30, 2016.
(3)	An additional 412,785 securities were authorized as available for future issuance by the Equity Plan on January 1, 2017. This increase is described in Proposal 2 above.

Policies Regarding Tax Deductibility of Compensation

Within our performance-based compensation program, we aim to compensate the named executive officers in a manner that is tax-effective for us without sacrificing the effectiveness of the incentive programs being offered to executives. Section 162(m) of the Code restricts the ability of publicly held companies to take a federal income tax deduction for compensation paid to certain of their executive officers to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. However, this limitation does not apply to compensation that is “qualified performance-based compensation” under Section 162(m) of the Code.

The non-performance based compensation paid in cash to our executive officers for the 2016 fiscal year did not exceed the $1.0 million limit per officer. While we consider the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, it would be in our best interest for such compensation to be paid without regard to whether it may be tax deductible.

Compensation Committee Interlocks and Insider Participation

We did not have a Compensation Committee until March 14, 2016.  On that date, Mr. Bihl, Dr. Parks and Mr. Zelibor were appointed to our Compensation Committee. None of the members of our Compensation Committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as described below, and except for compensation for employment or services provided in other roles, since our inception there has not been, nor is there currently proposed, any transaction to which we are or were a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our current directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. Pursuant to the written charter of our Audit Committee, the Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest.

We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties in an arm’s length transaction.

Relationship with Integer

Prior to the Spin-Off, we were an indirect, wholly owned subsidiary of Integer. At March 14, 2016, all of the shares of our issued and outstanding capital stock were owned by Greatbatch, Ltd., a direct, wholly owned subsidiary of Integer.  On March 14, 2016, Integer completed the Spin-Off of QIG Group, LLC into Nuvectra, which was created to be a separate, independent, publicly traded medical device company focused on the design, development and commercialization of spinal cord stimulation devices for patients suffering from chronic pain.  Following the separation, Integer no longer owns, directly or beneficially, any shares of our common stock.

Employment Agreements

We have entered into employment-related agreements with each of Scott F. Drees, our Chief Executive Officer, and Walter Z. Berger, our Chief Operating Officer and Chief Financial Officer. We have also entered into Severance Agreements with certain other of our officers, including Mr. Hanchin, our President. For more information regarding these arrangements, see the section of this proxy statement captioned “Executive Compensation Arrangements” above.

Potential Conflicts of Interest

A number of our directors and officers continue to own Integer common stock, as well as, in some cases, equity awards covering Integer stock. The direct interests of our directors and officers and related entities in common stock of Integer could create, or appear to create, potential conflicts of interest with respect to matters involving both Integer and us that could have different implications for Integer than they do for us. As a result, we may be precluded from pursuing certain opportunities on which we would otherwise act, including growth opportunities.

Following the Spin-Off, Integer and Nuvectra have operated, and will continue to operate, independently, and neither will have any ownership interest in the other. Our executive officers and Board of Directors have fiduciary duties to our stockholders. Likewise, any such persons who serve in similar capacities at Integer have fiduciary duties to that company’s stockholders. Therefore, such persons may have conflicts of interest or the appearance of conflicts of interest with respect to matters involving or affecting more than one of the companies to which they owe fiduciary duties. For example, there may be the potential for a conflict of interest when Nuvectra or Integer looks at acquisitions and other corporate opportunities that may be suitable for each of them. Any potential conflicts that arise will be addressed on a case-by-case basis, keeping in mind the applicable fiduciary duties owed by the directors of each issuer. From time to time, we may enter into transactions with Integer and/or its subsidiaries or other affiliates. There can be no assurance that the terms of any such transactions will be as favorable to Nuvectra, Integer, or any of their subsidiaries or affiliates as would be the case where there is no overlapping director. See “Policies and Procedures for Related Party Transactions” below for a discussion of certain procedures we will institute to address any such potential conflicts that may arise.

Policies and Procedures for Related Party Transactions

Our Board of Directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. Pursuant to this written policy, we will review all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we are a participant and the amount involved exceeds $100,000, and in which any Related Person had, has or will have a direct or indirect interest. For purposes of the policy, a “Related Person” means:

(a) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee to become one of our directors;

(b) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities;

(c) any immediate family member of any of the foregoing persons; and

(d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

If our legal department determines that a proposed transaction is a transaction for which approval is required under applicable rules and regulations of the SEC, the proposed transaction shall be submitted to the Audit Committee for consideration.

The Audit Committee will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to, the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the Related Person. The Audit Committee shall approve only those related person transactions that are in, or are not inconsistent with, our best interests and our stockholders, as the Audit Committee determines in good faith.

The policy provides that the above determination should be made at the next Audit Committee meeting. In those instances in which the legal department, in consultation with our chief executive officer or chief financial officer, determines that it is not practicable or desirable to wait until the next Audit Committee meeting, the transaction shall be presented to the chair of the Audit Committee (who will possess delegated authority to act between Audit Committee meetings).

All related party transactions described in this section occurred prior to adoption of this policy, and as such, these transactions were not subject to the approval and review procedures described above. However, these transactions were reviewed and approved by our Board of Directors, or, for those transactions in which one or more of our directors was an interested party, by a majority of disinterested directors.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, or DGCL. The DGCL, however, prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or to our stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

●	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under the DGCL. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of Nuvectra, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of Nuvectra or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification, including any determination that any such indemnification by us is against public policy as expressed in the Securities Act. We believe that these amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

We maintain general liability insurance covering certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our amended and restated certificate of incorporation or amended and restated bylaws.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, executive officers and beneficial owners of 10% or more of our common stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of our common stock. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 30, 2016, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the annual meeting of stockholders to be held in 2018 must be received by us no later than December 7, 2017, which is 120 days prior to the first anniversary of the expected mailing date of this proxy statement, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. In addition, our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the first anniversary of the date of our 2017 annual meeting of stockholders. Therefore, to be presented at our 2018 annual meeting of stockholders, such a proposal that will not be included in our proxy statement must be received by us no earlier than January 23, 2018 and no later than February 22, 2018.  However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not less than 90 calendar days before nor more than 120 calendar days before such annual meeting, or, if later, ten calendar days following the date on which public announcement of the date of such meeting is first made. If the stockholder fails to give notice by these dates, then the persons named as proxies in the proxies solicited by our board of directors for the 2018 annual meeting may exercise discretionary voting power regarding any such proposal.  Stockholders are also advised to review our amended and restated bylaws which also specify requirements as to the form and content of a stockholder’s notice.

ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our Company at such date. Requests should be directed to Nuvectra Corporation, 5830 Granite Parkway, Suite 1100, Plano, Texas 75024, Attention: Corporate Secretary.

OTHER MATTERS

We do not know of any business other than that described in this proxy statement that will be presented for consideration or action by the stockholders at the Annual Meeting. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes.

By Order of the Board of Directors

/s/ MELISSA G. BEARE
Melissa G. Beare
Vice President, General Counsel and Corporate Secretary

Plano, Texas

April 5, 2017

NUVECTRA

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Mr. David D. Johnson	☐	☐
02 - Mr. Jon T. Tremmel	☐	☐
03 - Dr. Fred B. Parks, PhD.	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 3 2 7 5 5 1 2

02KA2E

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

The 2017 Annual Meeting of Stockholders of Nuvectra Corporation will be held on Tuesday, May 23, 2017, at 10:00 a.m., Central Time, virtually via the internet at www.meetingcenter.io/235646045. To access the virtual meeting, please follow the instruction outlined in the proxy statement. The password for the meeting is NVTR2017.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Nuvectra Corporation

Notice of 2017 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — May 23, 2017

Scott F. Drees and Melissa G. Beare, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Nuvectra Corporation to be held on Tuesday, May 23, 2017 or at any postponement or adjournment thereof.

To access the virtual meeting, please follow the instruction outlined in the proxy statement.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Directors in item 1 and FOR the proposals in items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Appendix A

NUVECTRA CORPORATION

2016 EQUITY INCENTIVE PLAN

1	PURPOSE

The name of this plan is the Nuvectra Corporation 2016 Equity Incentive Plan (as it may be amended from time to time, the “Plan”). This Plan was adopted by the Board of Managers of QiG Group, LLC in expectation of the Spin-off (as defined below) and QiG Group, LLC’s conversion from a Delaware limited liability company to a Delaware corporation with the name of Nuvectra Corporation (“Nuvectra”) and approved by Greatbatch Ltd., as sole member of QiG Group, LLC, effective as of March 14, 2016 (the “Effective Date”).

The purpose of this Plan is to promote the interests of Nuvectra (together with its Subsidiaries, the “Company”), and its stockholders by providing officers, other employees, non-employee directors and non-employee consultants and service providers of the Company with appropriate incentives and rewards to encourage them to enter into or continue in service to the Company and to acquire a proprietary interest in the long-term success of the Company, while aligning the interests of those officers, other employees, non-employee directors and non-employee consultants and service providers with the interests of the stockholders.

The Plan also governs the terms of Incentive Awards granted pursuant to the terms of the Employee Matters Agreement (“Spin-off Awards”) to current and former employees, directors or service providers of Greatbatch, Inc. (“Greatbatch”) or any of its subsidiaries in connection with the Spin-off.

2	DEFINITIONS

As used in the Plan, the following definitions apply to the terms indicated below:

(a) “Award Agreement” shall mean the written agreement between the Company and a Participant or other document approved by the Committee evidencing an Incentive Award.

(b) “Board of Directors” shall mean the Board of Directors of Nuvectra.

(c) “Cause,” and the term “for Cause” shall mean,

(1) with respect to a Participant who is a party to a written employment agreement with the Company, which agreement contains a definition of “for cause” or “cause” (or words of like import) for purposes of termination of employment thereunder by the Company, “for cause” or “cause” as defined in the most recent of such agreements, or

(2) in all other cases, (i) with respect to a Participant, other than a non-employee director, a determination by the Committee, in its sole discretion, that one or more of the following has occurred: (A) any intentional or willful failure, or failure due to bad faith, by such Participant to substantially perform his or her duties to the Company that shall not have been corrected within thirty (30) days following written notice thereof from the Company, (B) any misconduct by such Participant that is significantly injurious to the Company, (C) any breach by such Participant of any covenant contained in a written agreement between the Participant and the Company, including, for avoidance of doubt, an Award Agreement or other instrument pursuant to which an Incentive Award is granted, (D) such Participant’s conviction of, or entry of a plea of guilty or nolo contendere in respect of, any felony that results in, or is reasonably expected to result in, economic or reputational injury to the Company or

(E) any material violation of state or federal securities laws or (ii) with respect to a Participant that is a non-employee director, a determination by a majority of the disinterested members of the Board of Directors, in their sole discretion, that that one or more of the following has occurred: (A) any intentional or willful failure, or failure due to bad faith, by such non-employee director to substantially perform his or her duties to the Company that shall not have been corrected within thirty (30) days following written notice thereof from the Company, (B) any misconduct by such non-employee director that is significantly injurious to the Company, (C) any breach by such non-employee director of any covenant contained in an Award Agreement or other instrument pursuant to which an Incentive Award is granted, (D) such non-employee director’s conviction of, or entry of a plea of guilty or nolo contendere in respect of, any felony that results in, or is reasonably expected to result in, economic or reputational injury to the Company or (E) any material violation of state or federal securities laws.

(d) “Change in Control” occurs if

(1) any “Person” or related “Group” of Persons (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of Nuvectra normally entitled to vote for the election of directors of Nuvectra;

(2) a sale of all or substantially all of the assets of the Company is consummated, in one transaction or a series of related transactions;

(3) any merger or consolidation of Nuvectra is consummated in which the stockholders of Nuvectra immediately prior to such transaction own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of such surviving entity;

(4) approval by the Company’s stockholders of a liquidation or dissolution of the Company; or

(5) a majority of the members of the Board of Directors are replaced during any one-year period by directors whose appointment or election was not endorsed by a majority of the members of the Board of Directors as of immediately prior to the date of such appointment or election.

For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act. In addition, notwithstanding the foregoing, the Spin-off shall not constitute a Change in Control for purposes of the Plan. In addition, notwithstanding anything in the Plan to the contrary, to the extent an amount forming all or a portion of an Incentive Award represents deferred compensation under Section 409A of the Code that becomes payable upon the occurrence of a Change in Control, a “Change in Control” will not be considered to have occurred unless the event constitutes a change in control event under Section 409A of the Code.

(e) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any applicable regulations promulgated thereunder.

(f) “Committee” shall mean the Compensation and Organization Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan; provided, that the Committee shall at all times consist of two or more persons, each of whom shall be a member of the Board of Directors and an “independent director” under the rules of any securities exchange on which the Company Stock is listed, quoted or traded. To the extent required for transactions under the Plan to qualify for the exemptions available under Rule 16b-3 (as defined herein), members of the Committee (or any subcommittee thereof) shall be “non-employee directors” within the meaning of Rule 16b-3. To the extent required for compensation realized from Incentive Awards (as defined herein) under the Plan to be deductible by the Company pursuant to Section 162(m) of the Code, members of the Committee (or any subcommittee thereof) shall be “outside directors” within the meaning of Section 162(m) of the Code.

(g) “Company Stock” shall mean the common stock, par value $0.001 per share, of Nuvectra.

(h) “Covered Employee” means a Participant who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(i) “Disability,” unless otherwise provided in an Award Agreement, shall mean

(1) with respect to a Participant who is a party to a written employment agreement with the Company that contains a definition of “disability” or “permanent disability” (or words of like import) for purposes of termination of employment thereunder by the Company, “disability” or “permanent disability” as defined in the most recent of such agreements, or

(2) in all other cases, means such Participant’s inability to perform substantially his or her duties to the Company by reason of physical or mental illness, injury, infirmity or condition: (A) for a continuous period for 180 days or one or more periods aggregating 180 days in any twelve-month period; (B) at such time as such Participant is eligible to receive disability income payments under any long-term disability insurance plan maintained by the Company; or (C) at such earlier time as such Participant or the Company submits medical evidence, in the form of a physician’s certification, that such Participant has a physical or mental illness, injury, infirmity or condition that will likely prevent such Participant from substantially performing his duties for 180 days or longer.

(j) “Employee Matters Agreement” shall mean that certain employee matters agreement entered into between Greatbatch and Nuvectra in connection with the Spin-off.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means, for any particular date, (i) for any period during which the Company Stock shall be (A) listed for trading on a national securities exchange, including, without limitation, the New York Stock Exchange or the NASDAQ Stock Market, (B) listed for trading on a national market system or (C) listed, quoted or traded on any automated quotation system, the closing price per share of Company Stock on such exchange or system as of the close of such trading day as reported in The Wall Street Journal or such other source as the Committee deems reliable, or (ii) the market price per share of Company Stock as determined in good faith by the Committee in the event (i) above shall not be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the first prior preceding day when the markets were open.

(m) “Grant Date” shall mean the date or event specified by the Committee on which a grant of an Incentive Award will become effective (which date with respect to an Option or SAR will not be earlier than the date on which the Committee takes action with respect thereto), and, with respect to any Spin-off Award, shall mean the date the corresponding Greatbatch equity incentive award was originally granted.

(n) “Incentive Award” shall mean an Option, SAR, share of Restricted Stock, Restricted Stock Unit or Stock Bonus (each as defined herein) granted pursuant to the terms of the Plan, including any Spin-off Award.

(o) “Incentive Stock Option” shall mean an Option that is an “incentive stock option” within the meaning of Section 422 of the Code.

(p) “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

(q) “Option” shall mean an option to purchase shares of Company Stock granted pursuant to Section 7.

(r) “Participant” shall mean an employee, a non-employee consultant or service provider, or non-employee director of the Company to whom an Incentive Award is granted pursuant to the Plan and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be. Participant shall also include persons entitled to receive Incentive Awards pursuant to the operation of the Employee Matters Agreement to whom a Spin-off Award has been made under the Plan.

(s) “Performance-Based Award” means an Incentive Award granted to selected Covered Employees pursuant to Sections 7, 8, 9 or 10, but which is subject to the terms and conditions set forth in Section 12. All Performance-Based Awards are intended to qualify as Qualified Performance-Based Compensation.

(t) “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: (i) net earnings or net income (either before or after one or more of the following: interest, taxes, depreciation, amortization and non-cash equity-based compensation expenses), (ii) economic value-added (as determined by the Committee), (iii) sales or revenue, (iv) net earnings or net income (either before or after taxes), (v) operating earnings or income, (vi) cash flow (including, but not limited to, operating cash flow and free cash flow), (vii) gross profit or gross profit growth, (viii) cash flow return on capital, (ix) return on investment, (x) return on stockholders’ equity, (xi) return on assets or net assets, (xii) return on capital, (xiii) stockholder returns, (xiv) return on sales, (xv) gross or net profit margin, (xvi) productivity, (xvii) expenses or expense targets, (xviii) margins, (xix) improvement of capital structure, (xx) operating efficiency, (xxi) cost reduction or savings, (xxii) budget and expense management, (xxiii) customer satisfaction, (xxiv) working capital, (xxv) basic or diluted earnings or loss per share (before or after taxes), (xxvi) price per share of Company Stock (including, but not limited to growth measures or total stockholder return), (xxvii) completion of acquisitions or business expansion, (xxviii) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product), (xxix) implementation or completion of critical products, (xxx) enterprise value, (xxxi) attainment of objective employee metrics or (xxxii) market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a market index, group of other companies or a combination thereof. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(u) “Performance Goals” means, for a Performance Period, the one or more goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, operational unit or an individual. The Performance Goals may be subject to a threshold level of performance below which no payment will be made or no vesting will occur, levels of performance at which specified payments will be made or specified vesting will occur, and a maximum level of performance above which no additional payment will be made or no vesting will occur. To the extent consistent with Section 162(m) of the Code, the Committee, in its sole discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company (determined consistent with U.S. generally accepted accounting principles), or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws (including, without limitation, tax laws), regulations, accounting principles, or business conditions.

(v) “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

(w) “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(x) “Reprice” shall mean (A) changing the terms of an Incentive Award to lower its exercise price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Incentive Award at a time when its exercise price is greater than the Fair Market Value of the underlying stock in exchange for another Incentive Award, unless the cancellation and exchange occurs in connection with a Change in Control. Such cancellation and exchange would be considered a Repricing regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(y) A share of “Restricted Stock” shall mean a share of Company Stock that is granted pursuant to the terms of Section 9 hereof and that is subject to the restrictions set forth in Section 9(c).

(z) “Restricted Stock Unit” means a contractual right to receive a share of Company Stock in the future that is granted pursuant to the terms of Section 10.

(aa) “Rule 16b-3” shall mean the rule thus designated as promulgated under the Exchange Act.

(bb) “SAR” shall mean a stock appreciation right granted pursuant to Section 8.

(cc) “Spin-off” shall mean the spin-off of the Company from Greatbatch into an independent, publicly-traded company, effective as of March 14, 2016.

(dd) “Stock Bonus” shall mean a bonus payable in shares of Company Stock or a payment made in shares of Company Stock pursuant to a deferred compensation plan of the Company.

(ee) “Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than fifty (50) percent of the combined voting power of all outstanding securities of such entity.

(ff) “Vesting Date” shall mean the date established by the Committee on which a share of Restricted Stock or Restricted Stock Unit may vest.

3	STOCK SUBJECT TO THE PLAN

(a)	Company Stock Available for Incentive Awards

The total number of shares of Company Stock reserved for issuance under the Plan shall not exceed (i) 1,128,410 shares (the “Share Limit”), and (ii) an additional number of shares of Company Stock equal to the number of shares of Company Stock subject to all Spin-off Awards outstanding immediately following the Spin-off. Such shares may be authorized but unissued Company Stock or authorized and issued Company Stock held in the Company’s treasury or acquired by the Company for the purposes of the Plan. The Committee may direct that any stock certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan.

(b)	Automatic Share Limit Increase

The Share Limit will automatically increase on January 1st of each year, for nine (9) years following the Effective Date, in an amount equal to four (4%) percent of the total number of shares of Company Stock outstanding on December 31st of the preceding year. The Committee may act prior to January 1st of a given year to provide that there will be no January 1st increase of the Share Limit for such year or that the increase in the Share Limit for such year will be a smaller number of shares of Company Stock than would otherwise occur pursuant to the preceding sentence.

(c)	Total Grants by Award Type

Excluding any Spin-off Awards, the aggregate number of shares of Company Stock to be awarded under the Plan as Incentive Stock Options shall not exceed 1,128,410 shares. The number of shares of Company Stock available to be awarded as Incentive Stock Options will automatically increase on January 1st of each year by the lesser of (i) 410,000, or (ii) the number of shares added to the Share Limit under Section 3(b). Any shares of Company Stock added to the Share Limit pursuant to Section 3(b) hereof shall be available for issuance as Incentive Stock Options only to the extent that making such shares of Company available for issuance as Incentive Stock Options would not cause any Incentive Stock Option to cease to qualify as such. With respect to SARs, when a stock settled SAR is exercised, the shares subject to a SAR grant agreement shall be counted against the Share Limit as one (1) share for every share subject thereto, regardless of the number of shares used to settle the SAR upon exercise.

(d)	Non-Employee Director Limitation

Excluding any Spin-off Awards, the maximum number of shares of Company Stock subject to Incentive Awards awarded during any fiscal year to a non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of any such Incentive Awards based on the grant date fair value of such Incentive Awards for financial reporting purposes).

(e)	Employee Limitation

Excluding any Spin-off Awards, the aggregate number of shares of Company Stock subject to (i) Options and SARs awarded to any one employee during any fiscal year of the Company, including awards made pursuant to Section 12, shall not exceed 312,500 shares and (ii) Incentive Awards, other than Options and SARs, awarded to any one employee during any fiscal year of the Company shall not exceed 312,500 shares. Determinations under the preceding sentence shall be made in a manner that is consistent with Section 162(m) of the Code and regulations promulgated thereunder. The provisions of this Section 3(e) shall not apply in any circumstance with respect to which the Committee determines that compliance with Section 162(m) of the Code is not necessary.

(f)	Adjustment for Change in Capitalization

If there is any change in the outstanding shares of Company Stock by reason of a stock dividend or distribution, stock split-up, recapitalization, combination or exchange of shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation, the number of shares available for issuance both in the aggregate and with respect to each outstanding Incentive Award, the price per share under each outstanding Incentive Award, and the limitations set forth in Sections 3(c), (d) and (e), will be proportionately adjusted by the Committee, whose determination shall be final and binding. After any adjustment made pursuant to this Section 3(f), the number of shares subject to each outstanding Incentive Award shall be rounded to the nearest whole number.

(g)	Other Adjustments

In the event of any transaction or event described in Section 3(f) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate of the Company (including, without limitation, any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Committee determines that action is appropriate in order to preserve the economic intent with respect to any Incentive Award under the Plan, to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Incentive Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Committee, in its sole discretion and on such terms and conditions as it deems appropriate, including, if the Committee deems appropriate, the principles of Treasury Regulation Section 1.424-1(a)(5) except to the extent necessary to ensure that the action does not violate Section 409A of the Code, either by amendment of the terms of any outstanding Incentive Awards or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions:

(i) To provide for either (A) termination of any such Incentive Award in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of such Incentive Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 3(g) the Committee determines in good faith that no amount would have been attained upon the exercise of such Incentive Award or realization of the Participant’s rights, then such Incentive Award may be terminated by the Company without payment) or (B) the replacement of such Incentive Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Incentive Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(iii) To make adjustments in the number and type of shares of Company Stock (or other securities or property) subject to outstanding Incentive Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Incentive Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Incentive Award cannot vest, be exercised or become payable after such event.

(h)	Re-use of Shares

Other than with respect to any Spin-off Award, the aggregate number of shares of Company Stock issued under the Plan at any time shall equal only the number of shares of Company stock actually issued upon exercise or settlement of an Incentive Award. Other than with respect to any Spin-off Award, if an Incentive Award terminates, expires, is cancelled, forfeited, or lapses for any reason, any shares of Company Stock subject to the Incentive Award shall again be available for the grant of an Incentive Award pursuant to the Plan. Shares of Company Stock that are (i) used to pay the exercise price of an Option, (ii) delivered or withheld to satisfy tax withholding obligations with respect to an Incentive Award, (iii) covered by a stock-settled SAR that are not issued upon settlement of such SAR or (iv) not issued because cash (other than with respect to fractional shares) is issued in lieu of such shares of Company Stock pursuant to an Incentive Award will, in each case, not be available for further grants of Incentive Awards pursuant to the Plan. To the extent permitted by applicable law or any stock exchange rule, shares of Company Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted towards the Share Limit and shall be available for grant pursuant to this Plan.

(i)	No Repricing

Absent stockholder approval, neither the Committee nor the Board of Directors shall have any authority, with or without the consent of the affected holders of Incentive Awards, to Reprice an Incentive Award; provided, however, that nothing in this Section 3(i) shall be construed to apply to the issuance of an Incentive Award that is a Spin-off Award, or the issuance of an Incentive Award in connection with the acquisition by the Company of an unrelated entity. This paragraph may not be amended, altered or repealed by the Board of Directors or the Committee without approval of the stockholders of the Company.

(j)	Vesting Limitation on Restricted Stock and Restricted Stock Unit Awards.

Any Restricted Stock or Restricted Stock Unit Incentive Award (other than any Spin-off Awards) that vests solely on the basis of the passage of time (e.g., not on the basis of achievement of Performance Goals) shall not fully vest more quickly than over the three year period beginning on the Grant Date. Any Restricted Stock or Restricted Stock Unit Performance-Based Awards (other than any Spin-off Awards) shall not vest prior to the first anniversary of the Grant Date. Notwithstanding anything to the contrary in this Section 3(j): (i) the Committee may provide that such vesting restrictions may lapse or be waived upon the Participant’s death, Disability or termination of service, or upon a Change of Control, (ii) Incentive Awards that result in the issuance of an aggregate of up to five percent (5%) of the Share Limit (as may be adjusted as provided under the terms of the Plan) may be granted to any one or more Participants without respect to such minimal vesting provisions, and (iii) the minimal vesting restrictions shall not apply to any Incentive Award made to any member of the Board of Directors as a component of the payment for his or her service on the Board of Directors.

4	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee. The Committee shall from time to time designate the persons who shall be granted Incentive Awards and the amount, type and other features of each Incentive Award.

The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Award Agreement or any Incentive Award issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate. The Committee shall determine whether an authorized leave of absence or absence due to military or government service shall constitute termination of employment. The determination of whether an individual has a Disability shall be made by the Committee. Decisions of the Committee shall be final and binding on all Participants. Determinations made by the Committee under the Plan need not be uniform but may be made on a Participant-by-Participant basis. Notwithstanding anything to the contrary contained herein, the Board of Directors may, in its sole discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” as used herein shall be deemed to mean the Board of Directors.

The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option or SAR granted under the Plan becomes exercisable, (ii) waive or amend the operation of Plan provisions respecting exercise after termination of service or otherwise adjust any of the terms of such Option or SAR and (iii) accelerate the Vesting Date, or waive any condition imposed hereunder, with respect to any share of Restricted Stock or Restricted Stock Unit or otherwise adjust any of the terms applicable to such share.

No member of the Committee shall be liable for any action, omission or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees and expenses) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors, which approval shall not be unreasonably withheld or delayed) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5	ELIGIBILITY

The persons who shall be eligible to receive Incentive Awards under the Plan shall be such employees of the Company (including (i) employees who are also directors and (ii) prospective employees conditioned on their becoming employees), non-employee consultants or service providers, and non-employee directors of the Company as the Committee shall designate from time to time. In addition, persons entitled to receive Incentive Awards pursuant to the operation of the Employee Matters Agreement shall be eligible to receive Spin-off Awards under the Plan.

6	AWARDS UNDER THE PLAN; AWARD AGREEMENTS

The Committee may grant Options, SARs, shares of Restricted Stock, Restricted Stock Units and Stock Bonuses, in such amounts and with such terms and conditions as the Committee shall determine, subject to the provisions of the Plan.

Each Incentive Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Agreement, which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable. By accepting an Incentive Award, a Participant thereby agrees that the Incentive Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

7	OPTIONS

(a)	Identification of Options

Each Option shall be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or a Non-Qualified Stock Option. In the absence of such identification, an Option will be deemed to be a Non-Qualified Stock Option.

(b)	Exercise Price

Each Award Agreement with respect to an Option shall set forth the amount (the “Exercise Price”) payable by the holder to the Company upon exercise of the Option. The Exercise Price for an Option shall be determined by the Committee but shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Company Stock on the Grant Date.

(c)	Term and Exercise of Options

(1) The applicable Award Agreement will provide the date or dates on which an Option shall become exercisable. The Committee shall determine the expiration date of each Option; provided, however, that no Option shall be exercisable more than ten (10) years after the Grant Date. Unless the applicable Award Agreement provides otherwise, no Option (other than any Spin-off Awards) shall be exercisable prior to the first anniversary of the Grant Date.

(2) An Option may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) Unless the Committee determines otherwise, an Option shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary (or the Secretary’s designee), no less than one nor more than ten (10) business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Company Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant or other person then having the right to exercise the Option. Payment for shares of Company Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash, by certified check, bank cashier’s check or wire transfer; (ii) subject to the approval of the Committee, in shares of Company Stock owned by the Participant for at least six months prior to the date of exercise and valued at their Fair Market Value on the effective date of such exercise; or (iii) by means of a broker assisted cashless exercise procedure complying with applicable law, and (iv) by such other provision as the Committee may from time to time authorize. Any payment in shares of Company Stock shall be effected by the delivery of such shares to the Secretary (or the Secretary’s designee) of the Company, duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary (or the Secretary’s designee) of the Company shall require.

(4) Stock certificates for shares of Company Stock purchased upon the exercise of an Option shall be issued in the name of the Participant or other person entitled to receive such shares, and delivered to the Participant or such other person reasonably promptly following the effective date on which the Option is exercised.

(d)	Limitations on Incentive Stock Options

(1) Incentive Stock Options may be granted only to employees of the Company or any “subsidiary corporation” thereof (within the meaning of Section 424(f) of the Code and the applicable regulations thereunder).

(2) To the extent that the aggregate Fair Market Value of shares of Company Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary corporation” of the Company within the meaning of Section 424 of the Code) shall exceed $100,000, or such higher value as may be permitted under Section 422 of the Code, such Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. Such Fair Market Value shall be determined as of the Grant Date on which each such Incentive Stock Option is granted.

(3) No Incentive Stock Option may be granted to an individual if, at the time of the grant, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any “subsidiary corporation” of the Company within the meaning of Section 424 of the Code), unless (i) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Company Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option (other than any Spin-off Awards) is not exercisable after the expiration of five years from the Grant Date on which such Incentive Stock Option is granted.

(e)	Effect of Termination of Employment

(1) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment of a Participant with the Company shall terminate for any reason other than for Cause, on account of Disability of the Participant or death of the Participant: (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is three (3) months after such termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The three-month period described in this Section 7(e)(1) shall be extended to one year in the event of the Participant’s death during such three-month period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(2) Unless the applicable Award Agreement provides or the Committee shall determine otherwise, in the event that the employment of a Participant with the Company shall terminate on account of the Disability or death of the Participant: (i) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the first anniversary of such termination, on which date they shall expire; and (ii) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(3) In the event of the termination of a Participant’s employment for Cause, all outstanding Options granted to such Participant shall cease to be exercisable, if applicable, and expire at the commencement of business on the date of such termination.

(f)	Acceleration of Exercise Date Upon Change in Control

Upon the occurrence of a Change in Control, each Option granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. In addition, in the event of a Change in Control, the Committee may in its discretion, cancel any outstanding Options and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Options based upon the price per share of Company Stock to be received by other stockholders of the Company in the Change in Control less the Exercise Price of each Option. Additionally, in the event of a Change of Control, with respect to any Option with an Exercise Price that equals or exceeds the price per share of Common Stock to be received by the other stockholders of the Company in the Change in Control, the Committee may in its discretion, cancel any outstanding Option without payment of consideration therefor.

(g)	Transferability of Option

Except as otherwise provided in an applicable Award Agreement, during the lifetime of a Participant each Option granted to a Participant shall be exercisable only by the Participant and no Option shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. The Committee may in its sole discretion on a case by case basis, in any applicable agreement evidencing an Option (other than, to the extent inconsistent with the requirements of Section 422 of the Code applicable to Incentive Stock Options), permit a Participant to transfer all or some of the Options to (i) the Participant’s Immediate Family Members, or (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members. Following any such transfer, any transferred Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to the transfer. “Immediate Family Members” shall mean a Participant’s spouse, child(ren) and grandchild(ren). Notwithstanding the foregoing, Non-Qualified Stock Options may be transferred to a Participant’s former spouse pursuant to a property settlement made part of an agreement or court order incident to the divorce.

8	SARS

(a)	Exercise Price

The exercise price per share of a SAR shall be determined by the Committee at the time of grant, but shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Company Stock on the Grant Date.

(b)	Benefit Upon Exercise

The exercise of SARs with respect to any number of shares of Company Stock shall entitle the Participant to receive unrestricted, fully transferable shares of Company Stock, which shall be issued reasonably promptly after the date on which the SARs are exercised, equal in value to the number of SARs exercised multiplied by (i) the Fair Market Value of a share of Company Stock on the exercise date over (ii) the exercise price of the SAR. Any fractional share amounts shall be settled in cash. Notwithstanding the foregoing, shares of Company Stock issued may be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

(c)	Term and Exercise of SARS

(1) The applicable Award Agreement will provide the dates or dates on which a SAR shall become exercisable. The Committee shall determine the expiration date of each SAR; provided, however, that no SAR shall be exercisable more than ten (10) years after the Grant Date. Unless the applicable Award Agreement provides otherwise, no SAR shall be exercisable prior to the first anniversary of the Grant Date.

(2) A SAR may be exercised for all or any portion of the shares as to which it is exercisable; provided, that no partial exercise of a SAR shall be for an aggregate exercise price of less than $1,000. The partial exercise of a SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) Unless the Committee determines otherwise, a SAR shall be exercised by delivering notice to the Company’s principal office, to the attention of its Secretary (or the Secretary’s designee), no less than one nor more than ten (10) business days in advance of the effective date of the proposed exercise. Such notice shall specify the number of shares of Company Stock with respect to which the SAR is being exercised, and the effective date of the proposed exercise, and shall be signed by the Participant.

(d)	Effect of Termination of Employment

The provisions set forth in Section 7(e) with respect to the exercise of Options following termination of employment shall apply as well to such exercise of SARs.

(e)	Acceleration of Exercise Date Upon Change in Control

Upon the occurrence of a Change in Control, any SAR granted under the Plan and outstanding at such time shall become fully and immediately exercisable and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan. In addition, in the event of a Change in Control, the Committee may in its discretion, cancel any outstanding SARs and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such SARs based upon the price per share of Company Stock to be received by other stockholders of the Company in the Change in Control less the exercise price of each SAR. Additionally, in the event of a Change of Control, with respect to any SAR with an exercise price that equals or exceeds the price per share of Common Stock to be received by the other stockholders of the Company in the Change in Control, the Committee may in its discretion, cancel any outstanding SAR without payment of consideration therefor.

9	RESTRICTED STOCK

(a)	General and Vesting Date

Subject to the provisions of Section 3(j) hereof, on a Grant Date of any shares of Restricted Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares of Restricted Stock. The Committee may divide such shares of Restricted Stock into classes and assign a different Vesting Date to each class. Reasonably promptly after any shares of Restricted Stock have been granted, the Company shall cause the specified number of shares of Restricted Stock to be issued in the name of the Participant in accordance with the provisions of Section 9(e). Provided that all conditions to

(b) are satisfied, and except as provided in Section 9(g), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 9(c) shall cease to apply to such share.

(b)	Conditions to Vesting

At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its sole discretion, deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of shares of Restricted Stock, that the Participant or the Company achieves such performance goals as the Committee may specify under Section 12.

(c)	Restrictions on Transfer Prior to Vesting

Prior to the vesting of a share of Restricted Stock, no transfer of a Participant’s rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Participant.

(d)	Rights as Stockholder

Upon issuance of Restricted Stock, the Participant shall have, unless otherwise provided by the Committee, all rights of a stockholder with respect to such shares, subject to any restrictions set forth in an Award Agreement, including the right to receive any dividend or other distribution with respect to such shares of Restricted Stock. The Committee in its sole discretion may require that any dividends paid on shares of Restricted Stock shall be held in escrow until all restrictions on such shares have lapsed.

(e)	Issuance of Certificates

(1) Reasonably promptly after any shares of Restricted Stock have been granted, the Company shall cause to be issued a stock certificate, registered in the name of the Participant to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued to such Participant unless it has received a stock power duly endorsed in blank from the Participant with respect to such shares. Each such stock certificate shall bear any such legend as the Committee may determine. Such legend shall not be removed until such shares vest pursuant to the terms hereof.

(2) Each certificate issued pursuant to this Section 9(e), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company in such manner as the Company may determine unless the Committee determines otherwise.

(f)	Consequences of Vesting

Upon the vesting of a share of Restricted Stock pursuant to the terms of the Plan and the applicable Award Agreement, the restrictions of Section 9(c) shall cease to apply to such share. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Participant to whom such shares were granted, a stock certificate evidencing such share, free of the legend set forth in Section 9(e). Notwithstanding the foregoing, such share still may be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

(g)	Effect of Termination of Employment

(1) Unless the applicable Award Agreement or the Committee determines otherwise, in the event of the termination of a Participant’s service to the Company for any reason other than for Cause, all shares of Restricted Stock granted to such Participant which have not vested as of the date of such termination shall immediately be forfeited and returned to the Company. The Committee also shall have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

(2) In the event of the termination of a Participant’s employment for Cause, all shares of Restricted Stock granted to such Participant which have not vested prior to the date of such termination shall immediately be forfeited and returned to the Company, together with any dividends credited on such shares by termination of any escrow arrangement under which such dividends are held or otherwise.

(h)	Effect of Change in Control

Upon the occurrence of a Change in Control, all outstanding shares of Restricted Stock that have not previously vested shall immediately vest. In addition, in the event of a Change in Control, the Committee may in its discretion, cancel any outstanding shares of Restricted Stock and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such shares of Restricted Stock based upon the price per share of Company Stock to be received by other stockholders of the Company in the Change in Control.

10	RESTRICTED STOCK UNITS

(a)	Vesting Date

Subject to the provisions of Section 3(j) hereof, at the time of the grant of Restricted Stock Units, the Committee shall establish a Vesting Date or Vesting Dates with respect to such Restricted Stock Units. The Committee may divide such Restricted Stock Units into classes and assign a different Vesting Date to each class. Provided that all conditions to the vesting of a Restricted Stock Unit imposed pursuant to Section 10(c) are satisfied, and except as provided in Section 10(d), upon the occurrence of the Vesting Date with respect to a Restricted Stock Unit, such Restricted Stock Unit shall vest and shares of Company Stock will be delivered pursuant to Section 10(b).

(b)	Benefit Upon Vesting

Upon the vesting of a Restricted Stock Unit, the Participant shall be entitled to receive one unrestricted, fully transferable share of Company Stock for each Restricted Stock Unit scheduled to be vested on such date and not previously forfeited. Delivery of the share of Company Stock will occur as soon as practicable following the date of vesting or, if otherwise specified in the applicable Award Agreement, on such later settlement date or dates as specified in the Award Agreement, and a Participant will have only the rights of a general unsecured creditor of the Company with respect to each Restricted Stock Unit until delivery of the share or payment is made as specified in the Award Agreement. If explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to (i) pay cash or (ii) pay part in cash and part in Company Stock in lieu of delivering only shares of Company Stock in settlement of the Restricted Stock Unit. If a cash payment is made in lieu of delivering shares of Company Stock, the amount of such payment shall be equal to the Fair Market Value of the Company Stock as of the date on which such Restricted Stock Units vested or, if a later settlement date is specified in the Award Agreement, the Fair Market Value of the Company Stock as of the specified date of settlement. Notwithstanding the foregoing, shares of Company Stock issued may be subject to restrictions on transfer as a result of applicable securities laws or pursuant to Section 15.

(c)	Conditions to Vesting

At the time of the grant of Restricted Stock Units, the Committee may impose such restrictions or conditions to the vesting of such Restricted Stock Units as it, in its sole discretion, deems appropriate. By way of example and not by way of limitation, the Committee may require, as a condition to the vesting of any class or classes of Restricted Stock Units, that the Participant or the Company achieves such performance goals as the Committee may specify under Section 12.

(d)	Dividends on Restricted Stock Units

The Committee may, in its sole discretion and as would be set forth in the applicable Award Agreement, require each Restricted Stock Unit to be credited with dividends paid by the Company with respect to one share of Company Stock (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee in its sole discretion. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the sole discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock is forfeited, the Participant shall have no right to such Dividend Equivalents.

(e)	Effect of Termination of Employment

(1) Unless the applicable Award Agreement or the Committee determines otherwise, Restricted Stock Units that have not vested, together with dividends, if any, credited on such Restricted Stock Units, shall be forfeited upon the Participant’s termination of employment for any reason other than for Cause.

(2) In the event of the termination of a Participant’s employment for Cause, all Restricted Stock Units granted to such Participant that have not vested as of the date of such termination shall immediately be forfeited, together with dividends, if any, credited on such shares.

(f)	Effect of Change in Control

Upon the occurrence of a Change in Control all outstanding Restricted Stock Units that have not theretofore vested shall immediately vest. In addition, in the event of a Change in Control, the Committee may in its discretion, cancel any outstanding Restricted Stock Units and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Restricted Stock Units based upon the price per share of Company Stock to be received by other stockholders of the Company in the Change in Control.

11	STOCK BONUSES

In the event that the Committee grants a Stock Bonus, a certificate for the shares of Company Stock comprising such Stock Bonus shall be issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable.

12	PERFORMANCE-BASED AWARDS

(a)	Purpose.

The purpose of this Section 12 is to provide the Committee the ability to qualify Incentive Awards as Qualified Performance-Based Compensation. If the Committee, in its sole discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 12 shall control over any contrary provision contained in Sections 7, 8, 9 or 10; provided, however, that the Committee may in its sole discretion grant Incentive Awards to Covered Employees and to other Participants that are based on Performance Criteria or Performance Goals, but that do not satisfy the requirements of this Section 12.

(b)	Applicability.

This Section 12 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards, which are intended to qualify as Qualified Performance-Based Compensation. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Incentive Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as Participants in such period or in any other period.

(c)	Procedures with Respect to Performance-Based Awards.

To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Incentive Award granted under Sections 7, 8, 9 or 10 that may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Incentive Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Incentive Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount of an Incentive Award earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount of Incentive Award payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)	Payment of Performance-Based Awards.

Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if, and to the extent, the Performance Goals for such period are achieved.

(e)	Additional Limitations.

Notwithstanding any other provision of the Plan, any Incentive Award that is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

13	RIGHTS AS A STOCKHOLDER

Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or have any rights as a stockholder with respect to, any shares of Company Stock covered by or relating to any Incentive Award until the date of issuance of shares of Company Stock relating to such Incentive Award to such holder of the Incentive Award.

Except as otherwise expressly provided in Sections 3(e) or (f) or as determined by the Committee in its sole discretion, no adjustment to any Incentive Award shall be made as a result of dividends or other rights being issued with respect to Company Stock for which the record date for such dividend or other rights occurred prior to the date on which the shares of Company Stock relating to such Incentive Award were issued to the holder of such Incentive Award.

14	SPIN-OFF AWARDS

(a) Notwithstanding anything in the Plan to the contrary, the terms of the Plan will apply to Spin-off Awards only to the extent that such terms are not inconsistent with the Employee Matters Agreement.

(b) Notwithstanding anything in the Plan to the contrary, the exercise price of a Spin-off Award that is an Option or an SAR may be less than the Fair Market Value of Company Stock on the date on which such Option or SAR is granted in order to preserve the intrinsic value, in full, of the outstanding Greatbatch equity award prior to the Spin-off.

(c) For Spin-off Awards granted to Participants who remain active employees, directors or service providers of Greatbatch or any of its subsidiaries after the Spin-off, the Participant will be deemed to have terminated employment or service, as applicable, for purposes of his or her Spin-off Award when he or she terminates employment with or service to Greatbatch or its subsidiaries.

15	DEFERRAL OF AWARDS

The Committee may permit or require the deferral of payment or settlement of any Restricted Stock Unit or Stock Bonus subject to such rules and procedures as it may establish in its sole discretion. Payment or settlement of Options or SARs may not be deferred unless such deferral would not cause the provisions of Section 409A of the Code to be violated.

16	RESTRICTION ON TRANSFER OF SHARES

The Committee may impose, either in the Award Agreement or at the time shares of Company Stock are issued in settlement of an Incentive Award, restrictions on the ability of the Participant to sell or transfer such shares of Company Stock.

17	NO SPECIAL EMPLOYMENT RIGHTS; NO RIGHT TO INCENTIVE AWARD

Nothing contained in the Plan or any Award Agreement shall confer upon any Participant any right with respect to the continuation of employment with the Company or interfere in any way with the right of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant.

No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant any other Incentive Award to such Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other person.

18	SECURITIES MATTERS

(a) The Company shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any interests in the Plan or any shares of Company Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Company Stock pursuant to the Plan unless and until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of the NASDAQ Stock Market or any other securities exchange or automated quotation system on which shares of Company Stock are listed. Certificates evidencing shares of Company Stock issued pursuant to the terms hereof, may bear such legends, as the Committee or the Company, in its sole discretion, deems necessary or desirable to insure compliance with applicable securities laws.

(b) The transfer of any shares of Company Stock hereunder shall be effective only at such time as counsel to the Company shall have determined that the issuance and delivery of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of the NASDAQ Stock Market or any other securities exchange or automated quotation system on which shares of Company Stock are listed. The Committee may, in its sole discretion, defer the effectiveness of any transfer of shares of Company stock hereunder in order to allow the issuance of such shares to be made pursuant to registration or an exemption from registration or other methods for compliance available under federal or state securities laws. The Company shall inform the Participant in writing of the Committee’s decision to defer the effectiveness of a transfer. During the period of such a deferral in connection with the exercise of an Option, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

(c) It is intended that the Plan be applied and administered in compliance with Rule 16b-3. If any provision of the Plan would be in violation of Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect so as to comply with Rule 16b-3, as determined by the Committee. The Committee is authorized to amend the Plan and to make any such modifications to Award Agreements to comply with Rule 16b-3, as it may be amended from time to time, and to make any other such amendments or modifications deemed necessary or appropriate to better accomplish the purposes of the Plan in light of any amendments made to Rule 16b-3.

19	WITHHOLDING TAXES

Whenever cash is to be paid pursuant to an Incentive Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.

Whenever shares of Company Stock are to be delivered pursuant to an Incentive Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant and which approval may be evidenced by the presence in the Award Agreement of an appropriate reference to such right, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Any fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares of Company Stock to be delivered pursuant to an Incentive Award. Any tax withholding above the minimum amount of tax required to be withheld must be deducted from other amounts payable to the Participant or must be paid in cash by the Participant.

20	NOTIFICATION OF ELECTION UNDER SECTION 83(b) OF THE CODE

If any Participant shall, in connection with the acquisition of shares of Company Stock under the Plan, make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) and permitted under the terms of the Award Agreement, such Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of Code Section 83(b).

21	NOTIFICATION UPON DISQUALIFYING DISPOSITION UNDER SECTION 421(b) OF THE CODE

Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Company Stock issued pursuant to the exercise of such Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within ten (10) days of such disposition.

22	AMENDMENT OR TERMINATION OF THE PLAN

The Board of Directors may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent required by Rule 16b-3 or by any comparable or successor exemption under which the Board of Directors believes it is appropriate for the Plan to qualify, or if and to the extent the Board of Directors determines that such approval is appropriate for purposes of satisfying Section 162(m), Section 422 or Section 409A of the Code or any applicable rule or listing standard of any stock exchange, automated quotation system or similar organization. Nothing herein shall restrict the Committee’s ability to exercise its discretionary authority pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Incentive Award.

23	NO OBLIGATION TO EXERCISE

The grant to a Participant of an Option or SAR shall impose no obligation upon such Participant to exercise such Option or SAR.

24	TRANSFERS UPON DEATH; NONASSIGNABILITY

Upon the death of a Participant outstanding Incentive Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by a person who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Incentive Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Incentive Award.

Except as otherwise provided in this Plan, no Incentive Award or interest in it may be transferred, assigned, pledged or hypothecated by the Participant, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

25	EXPENSES AND RECEIPTS

The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Incentive Award will be used for general corporate purposes.

26	FAILURE TO COMPLY

In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant (or beneficiary) to comply with any of the terms and conditions of the Plan or the applicable Award Agreement, unless such failure is remedied by such Participant (or beneficiary) within ten (10) days after notice of such failure by the Committee, shall be grounds for the cancellation and forfeiture of such Incentive Award, in whole or in part, as the Committee, in its sole discretion, may determine.

27	EFFECTIVE DATE AND TERM OF PLAN

The Plan shall be effective as of the Effective Date. Unless earlier terminated by the Board of Directors, the right to grant Incentive Awards under the Plan will terminate on the tenth (10th) anniversary of the Effective Date. Incentive Awards outstanding at Plan termination will remain in effect according to their terms and the provisions of the Plan.

28	FRACTIONAL SHARES

No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash or other securities or property shall be issued or paid in lieu of fractional shares of Company Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

29	CLAWBACK

Any Incentive Award that is subject to recovery under any applicable law, government regulation or rule or listing standard of any stock exchange, will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or rule or listing standard of any stock exchange (or any policy adopted by the Company pursuant to any such applicable law, government regulation or rule or listing standard of any stock exchange).

30	SEVERABILITY

If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

31	AWARDS TO NON-U.S. EMPLOYEES

Incentive Awards may be granted to Participants who are foreign nationals or employed outside of the United States, or both, on such terms and conditions different from those applicable to Incentive Awards to Participants employed in the United States as may, in the judgement of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee may impose conditions on the exercise or vesting in Incentive Awards in order to minimize the Company’s obligations with respect to tax equalization for employees on assignment outside of their home country.

32	SECTION 409A

All Incentive Awards granted under this Plan are intended to comply with or to be exempt from Section 409A of the Code and will be construed accordingly. However, the Company will not be liable to any Participant or beneficiary with respect to any adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Plan that are undefined or ambiguous must be interpreted in a manner that is consistent with Section 409A of the Code if necessary to comply with Section 409A of the Code. A Participant’s right to receive any installment payments under this Plan or an Incentive Award Agreement will be treated as a right to receive a series of separate payments for purposes of Section 409A of the Code. To the extent that (i) a Participant is determined to be a “specified employee” within the meaning of Section 409A of the Code, (b) any amounts payable under this Plan or an Award Agreement represent amounts that are subject to Section 409A of the Code, and (c) such amounts are payable solely on the Participant’s “separation from service” within the meaning of Section 409A of the Code, then such amounts will not be payable to the Participant before the date that is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death), to the extent necessary to avoid the imposition of tax penalties on the Participant under Section 409A of the Code. Payments subject to the preceding sentence to which the Participant would otherwise be entitled during the first six months following the Participant’s separation date will be accumulated and paid on the first business day that is six months after the separation date.

33	APPLICABLE LAW

Except to the extent preempted by any applicable federal law, the Plan will be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.